        As filed with the Securities and Exchange Commission on October 26, 2004

Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_________________

PENN TREATY AMERICAN CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	23-1664166
(State or other jurisdiction of incorporation	(I.R.S. Employer Identification No.)
or organization)

3440 Lehigh Street
Allentown, Pennsylvania 18103
                      (610) 965-2222
(Address, including zip code, and
telephone number, including area code,
of registrant’s principal executive offices)

Mark D. Cloutier
Senior Vice President and Chief Financial Officer
Penn Treaty American Corporation
3440 Lehigh Street
Allentown, Pennsylvania 18103
                       (610) 965-2222
        (Name, address, including zip code, and
telephone number, including area code,
of agent for service)

_________________

Copies to:
Justin P. Klein, Esq.
Ballard Spahr Andrews & Ingersoll, LLP
1735 Market Street, 51st Floor
Philadelphia, Pennsylvania 19103
(215) 665-8500

_________________

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

_________________

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: |_|
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: |X|
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_| ____________________
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_| ____________________
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: |_|

		CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit (1)	Proposed maximum aggregate offering price	Amount of registration fee
6¼% Convertible Subordinated Notes due 2008 issued on February 2, 2004	$14,000,000	100%	$14,000,000	$1,773.80
6¼% Convertible Subordinated Notes due 2008 issued on February 19, 2004	$2,000,000	100%	$2,000,000	$253.40
Common Stock, par value $.10 per share	9,763,082 shares(2)	–	–	–
Common Stock, par value $.10 per share	100,000 shares	$1.525(3)	$152,500(3)	$19.26
Total				$2,046.46

(1)	Represents the issue price of the aggregate principal amount of the Notes being registered.

(2)	Such number represents the number of shares of common stock issuable upon conversion of the Notes registered hereby and the number of additional shares of common stock issuable, at the option of the Registrant, as payment of discounted interest on any Notes converted prior to October 15, 2005. Pursuant to Rule 457(i) under the Securities Act, no additional registration fee is required in connection with the registration of the common stock issuable upon conversion of the Notes.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based upon the average of the high and low prices of our common stock as reported on the New York Stock Exchange on October 22, 2004.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

[PENN TREATY LOGO]

Penn Treaty American Corporation
3440 Lehigh Street
Allentown, PA 18103
(610) 965-2222

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated October 26, 2004

Penn Treaty American Corporation

$14,000,000 6¼% Convertible Subordinated Notes due 2008 issued on February 2, 2004

$2,000,000 6¼% Convertible Subordinated Notes due 2008 issued on February 19, 2004

9,863,082 shares of Common Stock

        This prospectus relates to the offering by the selling securityholders named herein of $14,000,000 6¼% Convertible Subordinated Notes due 2008 issued on February 2, 2004 (the “Series 1 Notes”) and $2,000,000 6¼% Convertible Subordinated Notes due 2008 issued on February 19, 2004 (the “Series 2 Notes” and, together with the Series 1 Notes, the “Notes”) of Penn Treaty American Corporation. In addition, this prospectus relates to the offering by the selling securityholders of up to 9,763,082 shares of our common stock, par value $.10 per share, issued or issuable upon conversion of the Notes, and up to 100,000 additional shares of common stock, par value $.10 per share (collectively, the “Common Stock” and, together with the Notes, the “Securities”).

        The selling securityholders acquired the Notes directly from us in two separate private placement transactions completed by us on February 2, 2004 and February 19, 2004 that were each exempt from the registration requirements of the federal securities laws. The selling securityholders acquired or will acquire the Common Stock upon conversion of the Notes or directly from us in two separate private placement transactions completed by us on May 8, 2003 and May 28, 2004 that were each exempt from the registration requirements of the federal securities laws.

        Interest on the Notes is payable semi-annually on April 15 and October 15 of each year. The Notes are convertible into shares of our common stock, at any time, at a conversion price of $1.75 per share. The Notes are subordinated to our senior indebtedness. The Notes will mature on October 15, 2008.

        If any Notes are converted prior to October 15, 2005, we will be required to pay the holders of those Notes an amount equal to the interest that would have been otherwise earned on those Notes between the date of conversion and October 15, 2005, discounted from October 15, 2005 to present value using a rate of 6.25%. We may, in our sole discretion, pay the interest in cash or in shares of common stock. If we elect to pay the interest in common stock, we will determine the number of shares to be issued based on a per share value equal to 90% of the average closing prices of the common stock for the five trading days immediately preceding the conversion date. Up to 620,225 of the shares of common stock covered by this prospectus have been registered for this purpose.

        Our common stock is traded on the New York Stock Exchange under the symbol “PTA.” On October 22, 2004, the last sale price of the common stock, as reported on the New York Stock Exchange, was $1.52 per share.

        The selling securityholders, directly, through agents designated from time to time, or through brokers, dealers or underwriters to be designated, may sell the Securities from time to time at terms to be determined at the time of sale. The selling securityholders will be responsible for any commissions or discounts due to brokers or dealers. The amount of those commissions or discounts cannot be known now because they will be negotiated at the time of the sales. We will pay all other offering expenses. We will not receive any of the proceeds from sales of the Securities by the selling securityholders.

See	“Risk Factors” commencing on page 6 for a discussion of certain factors that should be considered by prospective investors in the Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is __________, 2004.

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The selling securityholders are offering to sell, and seeking offers to buy, the Notes and the shares of Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the Notes or the Common Stock. In this prospectus, references to “Penn Treaty,” “we,” “us” and “our” refer to Penn Treaty American Corporation and its subsidiaries.

_________________

TABLE OF CONTENTS

SUMMARY
RISK FACTORS
USE OF PROCEEDS
DIVIDEND POLICY
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF NOTES
DESCRIPTION OF COMMON STOCK
CERTAIN FEDERAL INCOME TAX CONSEQUENCES
ERISA CONSIDERATIONS
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF INFORMATION WE FILE WITH THE SEC	1 6 15 15 15 16 28 32 36 38 42 44 44 44 44

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains certain “forward-looking statements” based on our current expectations, assumptions, estimates and projections about our business and our industry. These forward-looking statements involve risks and uncertainties. Words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may” and other similar expressions identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of several factors more fully described in “Risk Factors.” The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

SUMMARY

        This summary highlights selected information from this prospectus and from documents incorporated by reference in this prospectus. This summary is not complete and does not contain all of the information you should consider before investing in the Notes or the shares of Common Stock. You should carefully read this prospectus and the documents incorporated by reference herein before making a decision about whether to invest in the Notes or the shares of Common Stock. You should pay particular attention to “Risk Factors” and our financial statements and the related notes incorporated by reference herein.

Penn Treaty American Corporation

        We are a leading provider of long-term care insurance in the United States. Our principal products are individual, defined benefit accident and health insurance policies covering long-term skilled, intermediate and custodial nursing home and home health care. Our policies are designed to provide meaningful benefits if and when the insured is no longer capable of functioning independently. We also own insurance agencies that sell senior-market insurance products issued by us as well as by other insurers.

        We maintain and administer one of the largest individual long-term care insurance portfolios in the country. Our sales and marketing efforts through our independent agency channels were very successful between 1995 and 2000, as total in-force premiums grew at a compound annual rate of approximately 29% from $102 million to $360 million. Our total in-force premiums were approximately $330 million at June 30, 2004.

        Our premium growth led to diminished surplus levels due to the statutory surplus strain arising from new business generation. In 2001, we ceased new policy sales nationwide as a result of our diminished surplus levels until we formulated a Corrective Action Plan (the “Plan”) with the Pennsylvania Insurance Department (the “Department”). Upon the Department’s approval of the Plan in February 2002, we recommenced new policy sales in 23 states, including Pennsylvania. We have now recommenced new policy sales in 18 additional states. These 41 states represented approximately 90% in aggregate of our direct premium revenue for the three months ended June 30, 2004. In February 2004, we were approved to recommence sales in California, subject to certain future conditions, including the approval of our filed product forms and rates, which is currently pending. California represented approximately 15% of our direct premium revenue for the six months ended June 30, 2004. We are actively working with the remaining states to recommence new policy sales in all jurisdictions.

        As part of the Plan, effective December 31, 2001, we entered into a reinsurance agreement with Centre Solutions (Bermuda) Limited to reinsure, on a quota share basis, substantially all of our respective long-term care insurance policies then in-force. The agreement is subject to certain coverage limitations and an aggregate limit of liability, which may be reduced if we are unable to obtain premium rate increases required by the agreement. The agreement meets the requirements to qualify as reinsurance for statutory accounting, but not for generally accepted accounting principles.

Corporate Information

        Penn Treaty was incorporated in Pennsylvania in 1965. Our principal executive offices are located at 3440 Lehigh Street, Allentown, Pennsylvania 18103. Our telephone number is (610) 965-2222.

Trustee

        Wells Fargo Bank, National Association is the trustee for the Notes. Its principal executive offices are located at Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479. Its telephone number is (612) 316-4305.

Summary Description of the Notes and Common Stock

Notes

Issuer.......................................	Penn Treaty American Corporation.

Debt	Securities Offered........	$14 million aggregate principal amount of 6 1/4% Convertible Subordinated Notes due 2008 issued on February 2, 2004 (the "Series 1 Notes") under an indenture between Penn Treaty and Wells Fargo Bank Minnesota, N.A., as trustee.

$2 million aggregate principal amount of 6¼% Convertible Subordinated Notes due 2008 issued on February 19, 2004 (the “Series 2 Notes” and, together with the Series 1 Notes, the “Notes”) under an indenture between Penn Treaty and Wells Fargo Bank Minnesota, N.A., as trustee.

Maturity	Date..........................	October 15, 2008

Interest.....................................	The Notes accrue interest at the rate of 6¼% per annum, payable semiannually on April 15 and October 15 of each year.

Conversion...................................	The Notes are convertible into shares of our common stock, at a conversion price of $1.75 per share, at any time. If a Note is called for redemption, the holder is entitled to convert it at any time before the close of business on the last business day prior to the redemption date.

If any Notes are converted prior to October 15, 2005, we will be required to pay the holders of those Notes an amount equal to the interest that would have been otherwise earned on those Notes between the date of conversion and October 15, 2005, discounted from October 15, 2005 to present value using a rate of 6.25% with simple interest over a 360-day year. We may, at our sole discretion, pay the interest in cash or in shares of common stock. If we elect to pay the interest in common stock, we will determine the number of shares to be issued based on a per share value equal to 90% of the average closing prices of the common stock for the five trading days immediately preceding the conversion date.

Mandatory Conversion...........	If the average closing share price of our common stock for any 15 consecutive trading days beginning on or after October 15, 2005 is at least 10% greater than the conversion price of the Notes (i.e., $1.93) and we have sufficient shares of common stock available for issuance, then holders of the Notes are required to convert their Notes into common stock at the conversion price of $1.75.

Optional Redemption.....................	The Notes are redeemable, in whole or in part, at our option, at any time, after October 15, 2005, at a price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest.

Mandatory Redemption...............	In the event of a Change of Control (as defined herein) of Penn Treaty, a holder of the Notes will have the right, at the holder's option, to require us to repurchase all or any part of the holder's Notes, provided that the principal amount must be $1,000 or an integral multiple of $1,000, at a price equal to 101% of the principal amount of such holder's Notes plus accrued and unpaid interest.

Ranking; Subordination.................	The Notes are general unsecured obligations of Penn Treaty, are pari passu with Penn Treaty's two other series of 6 1/4% convertible subordinated notes due 2008 and are subordinated in right of payment to all future senior indebtedness of Penn Treaty. Penn Treaty does not currently have any senior indebtedness outstanding. In addition, because our operations are conducted through subsidiaries, claims of holders of indebtedness of such subsidiaries, as well as claims of regulators and creditors of such subsidiaries, will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of Penn Treaty, including the Note holders. The indenture for the Series 1 Notes and the indenture for the Series 2 Notes do not limit the amount of additional indebtedness that Penn Treaty can create, incur, assume or guarantee, nor do the indenture for the Series 1 Notes or the indenture for the Series 2 Notes limit the amount of indebtedness that any subsidiary can create, incur, assume or guarantee.

Listing......................................	The Notes are not listed for trading on any national securities exchange or authorized to be quoted in any inter-dealer quotation system of any national securities association and we do not intend to apply for either listing or quotation. Several securities firms, including Philadelphia Brokerage Corporation, facilitate purchases and sales of Penn Treaty’s two other series of 6¼% convertible subordinated notes due 2008 and following the effectiveness of the registration statement, we expect such firms to do so with respect to the Notes as well.

Common Stock

Issuer.......................................	Penn Treaty American Corporation.

Equity Securities Offered.............	9,142,857 shares of common stock, par value $.10 per share, issuable upon the conversion of the Notes, up to 620,225 additional shares of common stock issuable at our option as payment of discounted interest on any Notes converted prior to October 15, 2005 from the date of conversion to October 15, 2005 and 100,000 additional shares of common stock that were issued in two private placements to individuals affiliated with Philadelphia Brokerage Corporation, which has acted as a placement agent in certain of our private placements and which we have retained to provide us with certain professional services.

Listing......................................	The common stock currently trades on the New York Stock Exchange under the symbol “PTA.”

Market Price..........................	On October 22, 2004, the closing price per share of our common stock on the New York Stock Exchange was $1.52.

Dividends....................................	We have never paid any dividends and have no present intention to pay any dividends in the foreseeable future.

RISK FACTORS

        Before deciding to invest in our securities you should consider carefully the risks described below and the risks set forth in any prospectus supplement, as well as other information we include or incorporate by reference in this prospectus and the additional information in the reports that we file with the SEC. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we do not presently know about, that we currently believe are immaterial or which are similar to those faced by other companies in our industry or business in general, may also adversely impact our business. If any of the risks described actually occur, our business, financial condition or results of future operations could be materially and adversely affected. In such case, the price of our securities could decline, and you may lose all or part of your investment.

Risks Related to the Notes

The Notes will be subordinated to any future senior indebtedness.

        The Notes will be subordinated to any future senior indebtedness, as defined in the indenture. The Notes will rank pari passu with our two other series of 6¼% convertible subordinated notes due 2008. As of the date of this offering, we have no indebtedness outstanding that will rank senior to the Notes. However, because our operations are conducted through subsidiaries, claims of holders of indebtedness of such subsidiaries, as well as claims of regulators and creditors (including policyholders) of such subsidiaries, will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of Penn Treaty, including the Note holders.

If the market price of our common stock is lower than the conversion price of the Notes, the conversion of the Notes may not be practicable or profitable.

        The conversion price for the Notes is $1.75 per share of common stock. As of October 22, 2004, the closing price per share for our common stock on the New York Stock Exchange was $1.52. However, if the market price for our common stock falls below the conversion price for the Notes, the conversion of the Notes may not be practicable or profitable because a holder would be paying more for our shares of common stock by converting the Notes than he or she would have to pay for the same shares on the open market.

The conversion of the Notes, the conversion of our two other series of 6¼% convertible subordinated notes due 2008, the exercise of our outstanding warrants and stock options and any future issuances of new shares of our common stock will result in significant dilution to our existing shareholders.

        The conversion of the Notes and our two other series of 6¼% convertible subordinated notes due 2008 would represent significant dilution to our existing shareholders. Also, if holders elect to convert the Notes or our two other series of 6¼% convertible subordinated notes due 2008 into shares of our common stock prior to October 15, 2005, we may issue additional shares of common stock as payment of a discounted amount of interest that would otherwise be payable through that date. In addition, we have granted warrants to Centre Solutions (Bermuda) Limited, which are exercisable until December 31, 2007 for preferred stock convertible into 15% of our then outstanding common stock after conversion on a fully diluted basis and an additional 20% of our then outstanding common stock after conversion on a fully diluted basis in the event that we do not commute our reinsurance agreement at or prior to December 31, 2007. We anticipate that, to finance the growth of our business adequately, we may offer and sell notes or other debt obligations convertible into shares of our common stock or shares of common stock in the future. The occurrence of any or all of the foregoing will result in significant additional dilution to our existing shareholders.

There is no established market for the Notes and they may be difficult to sell.

        We do not intend to list the Notes for trading on any national securities exchange or to cause them to be quoted in any inter-dealer quotation system. Whether a market develops for the Notes, and if so, the liquidity of Notes within such market, will depend on the number of holders of the Notes, our financial performance and the market for similar securities. We cannot assure you that an active trading market for the Notes will develop or, if it does, at what prices the Notes may trade.

We could be required to reduce certain tax attributes (such as credits, losses, etc.) and thereby owe greater federal income taxes.

        The Internal Revenue Service has established rules that potentially limit or defer a company’s use of prior period net operating loss carryforwards for tax purposes in the event that a majority of the company’s common stock ownership changes within any consecutive three-year period. Due to the issuance of additional shares of our common stock since May 2001, we have become subject to these limitations or deferrals and have established a valuation allowance against the use of our net operating loss carryforwards. However, if our interpretation of the rules is incorrect, our valuation allowance is insufficient, or if we generate future losses that limit our ability to use these net operating losses further, we could be required to reduce certain of our tax attributes further and thereby owe greater taxes. The payment of greater taxes would also adversely affect our statutory surplus. It is not possible for us to quantify the impact of such a further reduction in tax attributes and we are not certain that any such reduction would be required. However, such reduction could have a material impact upon our financial condition and results of operations.

We have significant debt and may be unable to service and repay our debt obligations, which could cause a payment default.

        We are an insurance holding company whose assets principally consist of the capital stock of our operating subsidiaries. Our ability to redeem, repurchase or make interest payments on our outstanding debt is dependent upon the ability of our subsidiaries to pay cash dividends or make other cash payments to us. Our insurance subsidiaries are subject to state laws and regulations and the Plan with the Department, which restrict their ability to pay dividends and make other payments to us, and, if necessary, could require the parent to make further capital contributions to their surplus in the future.

        As of June 30, 2004, we had $81.8 million in debt outstanding. While we believe that we have sufficient funds to service our debt obligations through at least April 15, 2005 and potentially through October 15, 2005, our ability to do so is dependent upon our parent company expenses and liquidity and agency dividend capabilities. If we are unable to generate sufficient funds through operations or raise additional capital to meet our debt service obligations in or after October 2005 or if our assumptions about our ability to service our debt prior to 2005 are not correct, we may default on our debt obligations.

Risks Related to Penn Treaty

Our business could be materially adversely affected if we are unable to continue selling policies or are unsuccessful in recommencing new policy sales in a few key states.

        Historically, our business has been concentrated in a few key states. During the six months ended June 30, 2004, approximately 43% of our direct premium revenue came from sales of policies in Florida, California and Pennsylvania. Although, we have since recommenced new policy sales in 41 states, including Pennsylvania and Florida, and have recently received approval in California, subject to certain continuing conditions and pending the approval of our filed product forms and rates, we have not yet recommenced new policy sales in 9 other states. We are working with the remaining states to recommence sales in all jurisdictions.

        We have agreed to conditions for the recommencement of business in Pennsylvania, Florida, California, Georgia and Illinois. If we were found not to be in compliance with these conditions, we could be forced to stop new policy sales. Each state insurance department may impose conditions on our recommencing or continuing new policy sales in its state. If we are unable to continue selling new policies in our key states or we are unsuccessful in recommencing new policy sales in any of our remaining key states, our financial condition and results of operations could be materially adversely affected.

We may not have enough statutory capital and surplus to continue to write business.

        Our continued ability to write business is dependent on maintaining adequate levels of statutory capital and surplus to support the policies we write. Our new business writing typically results in net losses on a statutory basis during the early years of a policy, due primarily to differences in accounting practices between statutory accounting principles and generally accepted accounting principles (“GAAP”). The resulting reduction in statutory surplus, or surplus strain, limits our ability to seek new business due to statutory restrictions on premium to surplus ratios and statutory surplus requirements. If we cannot generate sufficient statutory surplus to maintain minimum statutory requirements through increased statutory profitability, reinsurance or other capital generating alternatives, we will be limited in our ability to realize additional premium revenue from new business writing, which could have a material adverse effect on our financial condition and results of operations, or, in the event that our statutory surplus is not sufficient to meet minimum premium to surplus and risk based capital ratios in any state, we could be prohibited from writing new policies in such state.

We could suffer a loss if our premium rates are not adequate and we are unable to obtain necessary state approvals for premium rate increases.

        We set our premiums based on assumptions about numerous variables, including our estimate of the probability of a policyholder’s making a claim, the severity and duration of such claim, the mortality rate of our policyholders, the persistency or renewal of our policies in-force, and the amount of interest we expect to earn from the investment of premiums. In setting premium rates, we consider historical claims information, industry statistics, and other factors.

        Based on our recent studies, we believe that policy forms being offered and currently sold are priced to provide a satisfactory profit margin. However, those studies also suggest that certain of our older policies are only marginally profitable and some are unprofitable. As a result we commenced efforts to obtain premium rate increases on such polices, which may include some policies that previously received a premium rate increase. If our actual experience proves to be less favorable than we assumed and we are unable to raise our premium rates, our financial condition and results of operations could be materially adversely affected.

        We generally cannot raise our premium rates in any state unless we first obtain the approval of the insurance regulator in that state. Although we have sought and received approval for premium rate increases in the past, we cannot assure you that we will be able to obtain approval for premium rate increases from existing requests or requests filed in the future. Consequently, if we are unable to raise our premium rates because we fail to obtain approval for a premium rate increase in one or more states, our financial condition and results of operations could be materially adversely affected.

        As a result of any premium rate increases permitted by state regulators, we could experience anti-selection, which is the lapsation of policies held by healthier policyholders. Anti-selection could cause our actual claims experience to exceed our expectations based on the higher risk of the remaining policyholders. As a result, our financial condition and results of operations could be materially adversely affected.

Our reserves for current and future claims may be inadequate and any increase to such reserves could have a material adverse effect on our financial condition and results of operations.

        We calculate and maintain reserves for current and future claims using assumptions about numerous variables, including our estimate of the probability of a policyholder’s making a claim, the severity and duration of such claim, the mortality rate of our policyholders, the persistency or renewal of our policies in-force, and the amount of interest we expect to earn from the investment of premiums. The adequacy of our reserves depends on the accuracy of our assumptions. We cannot assure you that actual experience will not differ from the assumptions used in the establishment of reserves. Any variance from these assumptions could have a materially adverse effect on our financial condition and results of operations.

Our unamortized deferred policy acquisition cost asset may not be fully recoverable, which would result in an impairment charge and could materially adversely affect our financial condition and results of operations.

        In connection with the sale of our insurance policies, we defer and amortize the policy acquisition costs over the related premium paying periods throughout the life of the policy. These costs include all expenses that are directly related to, and vary with, the acquisition of the policy, including commissions, underwriting and other policy issue expenses. The amortization of deferred policy acquisition costs (“DAC”) is determined using the same projected actuarial assumptions used in computing policy reserves. DAC can be affected by unanticipated terminations of policies because, upon such terminations, we are required to expense fully the DAC associated with the terminated policies. In addition, we review and update the assumptions underlying DAC and our policy reserves to reflect current experience on at least an annual basis and more often if the need is indicated by our current experience. If, based on that review, we determine that our DAC is not fully recoverable, we would impair the value of our DAC and would fully expense the impaired amount. As a result, our financial condition and results of operations could be materially adversely affected.

Declines in the value of, or the yield on, our notional experience account or our investment portfolio could adversely affect our financial condition and results of operations.

        Our reinsurance agreement with Centre Solutions (Bermuda) Limited reinsures, on a quota share basis, substantially all of our long-term care insurance policies in-force at December 31, 2001 under statutory accounting rules. The transaction resulted in the transfer of approximately $563 million of securities to the reinsurer. The reinsurer maintains a notional experience account for our benefit in the event of commutation. The notional experience account reflects the initial premium paid, future premiums collected net of claims, expenses and accumulated investment earnings. The notional experience account balance receives an investment credit based on the total return of a series of benchmark indices and hedges, which are designed to match closely the duration of our reserve liabilities. As a result, we have experienced, and may continue to experience, significant volatility in our financial condition and results of operations. Our notional experience account had a balance of $802 million at June 30, 2004.

        Income from our investment portfolio is an element of our overall net income. We are susceptible to changes in market interest rates when cash flows from maturing investments are reinvested at prevailing market rates. If our investments do not perform well, our financial condition and results of operations could be materially adversely affected.

        In addition, in establishing the level of our reserves for future policy claims and benefits, we make assumptions about the performance of our investments. If our investment income or the capital gains in our portfolio are lower than expected, we may have to increase our reserves, which could materially adversely affect our financial condition and results of operations.

Our reinsurance agreement with Centre Solutions (Bermuda) Limited is subject to an aggregate limit of liability, which, if exceeded, could adversely affect our business, financial condition and results of operations.

        Our reinsurance agreement with Centre Solutions (Bermuda) Limited is subject to certain coverage limitations and an aggregate limit of liability. The aggregate limit of liability may be reduced if we are unable to obtain premium rate increases deemed necessary by the provisions of the agreement and if certain other events occur.

        Also, our Plan with the Department required us to increase our statutory reserves by an additional $125 million before the end of 2004. At June 30, 2004, we still needed to increase our statutory reserves by $11 million to remain in compliance with the Plan. Although the reinsurance agreement currently provides us with the capacity to accomplish this increase, if the aggregate limit of liability is expected to be exceeded, we would be unable to receive full statutory credit for the cession of our reserves, resulting in the reduction of our statutory surplus and the possible breach of this provision of the Plan.

        In the event that (1) the reinsurer’s limit of liability is reduced or exceeded, (2) the reinsurance agreement is cancelled, (3) our reinsurer is not able to satisfy its obligations to us or (4) we breach the Plan, our financial condition, results of operations and statutory surplus could be materially adversely affected, possibly resulting in regulatory control or liquidation.

We may have insufficient capital and surplus to commute our reinsurance agreement with Centre Solutions (Bermuda) Limited, which could adversely affect our financial condition and results of operations and cause substantial dilution to shareholders.

        We are entitled to commute (i.e., recapture the statutory reserve liabilities on the underlying policies) our reinsurance agreement with Centre Solutions (Bermuda) Limited on December 31, 2007 or any December 31 thereafter. To be able to do so, we would be required to have amounts of statutory capital and surplus which would support recapturing the statutory liability for such policies. We do not currently have enough statutory capital and surplus to do so.

        If we do not commute the agreement on December 31, 2007, the amounts assessed against our notional experience account to Centre Solutions (Bermuda) Limited under the reinsurance agreement will be substantially increased. In addition, in such circumstances, Centre Solutions (Bermuda) Limited would become entitled to exercise a fourth tranche of warrants. The warrants are exercisable for convertible preferred stock which, if converted and when combined with the potential conversion of preferred stock issuable upon exercise of the first three tranches of warrants, would result in the issuance to Centre Solutions (Bermuda) Limited of approximately 35% of our common stock outstanding after such issuance on a fully diluted basis. The issuance of such shares would substantially dilute the interest of our existing shareholders.

Centre Solutions (Bermuda) Limited will not provide reinsurance coverage for policies issued after August 1, 2004 and we may be unable to find an alternative reinsurer, which could limit our ability to issue new business without reducing our statutory surplus and materially adversely affect our financial condition and results of operations.

        On March 29, 2004, the reinsurer notified us verbally of its decision to cease reinsuring newly issued policies on or about August 1, 2004. Policies issued prior to August 1, 2004 under any of our agreements with the reinsurer will be unaffected by the termination of this agreement. However, in the event that we are unable to obtain reinsurance from another carrier that reinsures, retroactively, policies issued on or after August 1, 2004, our ability to issue new business without reducing statutory surplus could be limited and our financial condition and results of operations could be materially adversely affected.

Our reinsurers may not satisfy their obligations to us, which could materially adversely affect our financial condition and results of operations.

        We obtain reinsurance from unaffiliated reinsurers, in addition to Centre Solutions (Bermuda) Limited, on certain of our policies. Although each reinsurer is liable to us to the extent the risk is transferred to such reinsurer, reinsurance does not relieve us of liability to our policyholders. Accordingly, we bear credit risk with respect to all of our reinsurers. We cannot assure you that our reinsurers will pay all of our reinsurance claims or that they will pay our reinsurance claims on a timely basis. The failure of our reinsurers to make such payments could have a material adverse effect on our financial condition and results of operations.

        We are a party to a reinsurance agreement to cede the risk of certain home health care claims that extend beyond 36 months. The reinsurance recoverable related to this treaty was approximately $10.7 million at June 30, 2004. The reinsurer has notified us that it believes that we are in breach of our current agreement as a result of entering into the 2001 Centre Agreement without the prior written approval of the reinsurer. We have contested this assertion of breach based upon our verbal and written notifications to the reinsurer prior to entering into the 2001 Centre Agreement. The ultimate resolution of this dispute cannot be determined at this time.

We may not be able to compete successfully with insurers that have greater financial resources or better financial strength ratings.

        We sell our products in highly competitive markets. We compete with large national insurers, smaller regional insurers and specialty insurers. Many insurers are larger than we are and many have greater resources and better financial strength ratings than we do. Most insurers also have not experienced the regulatory problems we have faced. In addition, we are subject to competition from insurers with broader product lines. We also may be subject, from time to time, to new competition resulting from changes in Medicare benefits, as well as from insurance carriers introducing products similar to those offered by us. Also, the removal of regulatory barriers (including as a result of the Gramm-Leach-Bliley Financial Services Modernization Act of 1999) could result in new competitors entering the long-term care insurance business. These new competitors may include diversified financial services companies that have greater financial resources than we do and that have other competitive advantages, such as large customer bases and extensive branch networks for distribution.

        The financial strength ratings assigned to our insurance company subsidiaries by A.M. Best Company, Inc. and Standard & Poor’s Insurance Rating Services, two independent insurance industry rating agencies, affect our ability to expand and to attract new business. A.M. Best’s ratings for the industry range from “A++ (superior)” to “F (in liquidation).” Standard & Poor’s ratings range from “AAA (extremely strong)” to “CC (extremely weak).” A.M. Best and Standard & Poor’s insurance company ratings are based upon factors of concern to policyholders and insurance agents and are not directed toward the protection of investors. Our subsidiaries that are rated have A.M. Best ratings of “B- (fair)” and Standard & Poor’s ratings of “B- (weak) with positive outlook.”

        Certain distributors will not sell our products unless we have a more favorable financial strength rating. Similarly, certain prospective customers may decline to purchase new policies because of a perceived risk of non-payment of policy benefits due to our financial condition. Our inability to achieve improved ratings could have a material adverse effect on our financial condition and results of operations.

We may suffer reduced income if governmental authorities change the regulations applicable to the insurance industry.

        Our insurance subsidiaries are subject to comprehensive regulation by state insurance regulatory authorities. The laws of the various states establish insurance departments with broad powers with respect to such things as licensing companies to transact business, licensing agents, prescribing accounting principles and practices, admitting statutory assets, mandating certain insurance benefits, regulating premium rates, approving policy forms, regulating unfair trade, regulating market conduct and claims practices, establishing statutory reserve requirements and solvency standards, limiting dividends, restricting certain transactions between affiliates and regulating the types, amounts and statutory valuation of investments. The primary purpose of such regulation is to protect policyholders, not shareholders.

        State legislatures, state insurance regulators and the National Association of Insurance Commissioners (“NAIC”) periodically reexamine existing laws and regulations, and may impose changes in the future that materially adversely affect our financial condition and results of operations and could make it difficult or financially impracticable to continue doing business. Some states limit premium rate increases on long-term care insurance products and other states have considered doing so. Because insurance premiums are our primary source of income, our financial condition and results of operations could be negatively affected by any of these changes.

        Certain legislative proposals could, if enacted or further refined, adversely affect our financial condition and results of operations. These include the implementation of minimum consumer protection standards for inclusion in all long-term care policies, including: guaranteed premium rates; protection against inflation; limitations on waiting periods for pre-existing conditions; setting standards for sales practices for long-term care insurance; and guaranteed consumer access to information about insurers, including lapse and replacement rates for policies and the percentage of claims denied. In addition, recent Federal financial services legislation requires states to adopt laws for the protection of consumer privacy. Compliance with various existing and pending privacy requirements also could result in significant additional costs to us.

We may not be able to compete successfully if we cannot recruit and retain insurance agents.

        We distribute our products principally through independent agents whom we recruit and train to market and sell our products. We also engage field marketing organizations to recruit independent agents and develop networks of agents in various states. We compete vigorously with other insurance companies for productive independent agents, primarily on the basis of our financial position, support services, compensation and product features. When we ceased new policy sales in 2001, many of our agents continued the sale of long-term care insurance products issued by our competitors. We may not be able to attract (or in the case of agents who have begun writing long-term care products for our competitors, to re-engage) and retain independent agents to sell our products, especially if we are unable to obtain permission to recommence new policy sales in the 9 states where we are currently not permitted to offer new policies. Because our future profitability depends primarily on new policy sales, our business and ability to compete would suffer if we are unable to recruit and retain insurance agents or if we lost the services provided by our field marketing organizations.

Litigation may result in financial losses or harm our reputation and may divert management resources.

        Current and future litigation may result in financial losses, harm our reputation and require the dedication of significant management resources. We are regularly involved in litigation. The litigation naming us as a defendant ordinarily involves our activities as an insurer. In recent years, many insurance companies have been named as defendants in class actions relating to market conduct or sales practices, and other long-term care insurance companies have been sued when they sought to implement premium rate increases.

        Penn Treaty and Penn Treaty Network America Insurance Company (“PTNA”) are defendants in an action in the Fifth Judicial Circuit of the State of Florida in and for Marion County, Civil Division. Plaintiffs filed this matter on January 10, 2003 in Florida State Court, on behalf of themselves and a class of similarly situated Florida long-term care policyholders. We removed this case to United States District Court, Middle District of Florida, Ocala Division for a second time in November 2003. Plaintiffs’ motion to remand the case to Florida State Court was granted in April 2004. Plaintiffs claim wrongdoing in connection with the sale of long-term care insurance policies to the plaintiffs and the class. Plaintiffs allege claims for reformation, breach of fiduciary duty, breach of the implied duty of good faith and fair dealing, negligent misrepresentation, fraudulent misrepresentation and restitution and pray for relief in the form of compensatory damages and restitution, an order of reformation of the policies and attorney fees and court costs. We have filed motions to dismiss for failure to state a claim and lack of personal jurisdiction against us, and to strike certain allegations of the complaint as irrelevant and improper. While we cannot predict the outcome of this case, it could have a material adverse impact upon our financial condition and results of operations in the event of an unfavorable outcome. We believe that the complaint is without merit and intend to continue to defend the matter vigorously.

        Penn Treaty and PTNA are defendants in an action in the Orange County Superior Court in the state of California. Plaintiffs filed this matter in November 2003 on behalf of themselves, all other persons similarly situated and the general public. Plaintiffs claim wrongdoing in violation of the California Business & Professions Code in connection with the sale of long term care insurance policies. Plaintiffs allege unlawful business acts, claims for reformation, breach of fiduciary duty, breach of the implied duty of good faith and fair dealing, and negligent misrepresentation and pray for relief in the form of compensatory damages and restitution, punitive damages, an order of reformation of the policies, and attorney fees and court costs. After review of our motions related to plaintiffs’ complaint, the court dismissed plaintiffs’ claim for breach of fiduciary duty, and we recently filed an answer to the plaintiffs’ other claims in the complaint. While we cannot predict the outcome of this case, it could have a material adverse impact upon our financial condition and results of operations in the event of an unfavorable outcome. We believe that the complaint is without merit and intend to continue to defend the matter vigorously.

        Penn Treaty and PTNA and Senior Financial Consultants Company (“SFCC”) are defendants in an action instituted on June 5, 2002 in the United States District Court for the Eastern District of Pennsylvania by National Healthcare Services, Inc. The complaint seeks compensatory damages in excess of $150,000 and punitive damages in excess of $5,000,000 for an alleged breach of contract and misappropriation. On December 18, 2003, the plaintiffs voluntarily dismissed their claim for misappropriation and the attendant punitive damages claim. The claims arise out of a joint venture related to the AllRisk Healthcare program, which was marketed first by PTNA and then later by SFCC. Depositions of fact witnesses were completed on October 30, 2003. Motions for summary judgment were filed by both parties in December 2003, and in February 2004 the court granted our motion for summary judgment with respect to one claim, and denied the remaining motions. Pursuant to court order, a settlement conference was held on August 25, 2004. No settlement agreement was reached at that time, however the case file remains open with the mediation judge. While we cannot predict the outcome of this case, it could have a material adverse impact upon our financial condition and results of operations in the event of an unfavorable outcome. We believe that the complaint is without merit and intend to continue to defend the matter vigorously.

        PTNA is a defendant in an action in the Los Angeles County Superior Court in the state of California. Plaintiff filed this matter on May 28, 2004 on behalf of herself and all other persons similarly situated and the general public. The plaintiff alleges wrongdoing in connection with the payment of long-term care insurance claims. The plaintiff alleges violations of the California Consumer Legal Remedies Act, the California Business and Professions Code, breach of the implied duty of good faith and fair dealing, financial elder abuse and prays for relief in the form of compensatory damages and restitution, punitive damages, an accounting, attorney fees and court costs. We have filed a demurrer to all counts of the plaintiff’s complaint, and a motion to strike allegations of the complaint, including plaintiff’s class allegations. While we cannot predict the outcome of this case, it could have a material adverse impact upon its financial condition and results of operations in the event of an unfavorable outcome. We believe that the complaint is without merit and intend to continue to defend the matter vigorously.

        For a further discussion of our current litigation, see “Legal Proceedings” in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q incorporated by reference herein.

The value of our goodwill may not be fully recognizable in the future and, as a result, we may be required to impair its value.

        We maintain an asset for goodwill, which was recorded as a result of the purchase of our insurance agencies. The agency valuation is sensitive to future growth in sales of insurance policies, the persistency of the renewal commission stream for the business already in-force, and expense saving initiatives that we have implemented. We assume that our agencies are capable of future growth from both the sale of our products and from the sale of other carriers’ products.

        Our assumptions include an expectation that our agencies can generate growth in sales in future periods similar to growth rates which they have exhibited in the past (before and after our purchase of them), although their growth in the most recent years has not achieved these levels. The goodwill analysis for our agencies is sensitive to the ability of our insurance subsidiaries to successfully supply product that is competitive and to improve their financial strength ratings. Future growth in sales is also dependent upon recent contracts to sell insurance products of unaffiliated insurance companies. If the future growth in sales or expense savings initiatives do not occur as we anticipate, we may impair the goodwill allocated to the agency operations in the future, which could have a material adverse impact upon our financial condition and results of operations.

Certain anti-takeover provisions in state law and our Articles of Incorporation may make it more difficult to acquire us and thus may depress the market price of our common stock.

        Our Restated and Amended Articles of Incorporation, the Pennsylvania Business Corporation Law of 1988, as amended, and the insurance laws of states in which our insurance subsidiaries do business contain certain provisions which could delay or impede the removal of incumbent directors and could make a merger, tender offer or proxy contest involving us difficult, even if such a transaction would be beneficial to the interests of our shareholders, or discourage a third party from attempting to acquire control of us. In particular, the classification and three-year terms of our directors could have the effect of delaying a change in control. Insurance laws and regulations of Pennsylvania and New York, our insurance subsidiaries’ states of domicile, prohibit any person from acquiring control of us, and thus indirect control of our insurance subsidiaries, without the prior approval of the insurance commissioners of those states.

USE OF PROCEEDS

        All sales of the Notes or Common Stock will be by or for the account of the selling securityholders listed in this prospectus or any prospectus supplement. We will not receive any proceeds from the sale by any selling securityholder of the Notes or the Common Stock.

DIVIDEND POLICY

        We have not and do not expect to declare or pay cash dividends in the foreseeable future.

RATIO OF EARNINGS TO FIXED CHARGES

	Six Months Ended June 30,	Twelve Months Ended December 31,
(in thousands $)	2004	2003	2002	2001	2000	1999
Fixed charges, as defined:
Interest on long-term debt	$5,043	$7,024	$5,733	$4,999	$5,134	$5,187
Amortization of debt expense	663	580	303	359	359	359

Amortization of discount on
long-term debt	583	412	--	--	--	--

Estimated interest component
of operating rentals	186	85	306	187	229	210

Total fixed charges	$6,475	$8,401	$6,342	$5,545	$5,722	$5,756

Earnings, as defined:
Net income	$(17,237)	$(13,353)	$(30,438)	$(48,589)	$22,750	$21,320
Add (Deduct):
Cumulative effect of
accounting change	--	--	5,151	--	--	--
Income taxes	(8,880)	(3,091)	(13,026)	(16,280)	11,720	10,837
Total fixed charges as above	6,475	8,401	6,342	5,545	5,722	5,756

Total earnings	$(19,642)	$(8,043)	$(31,971)	$(59,324)	$40,192	$37,913

Ratio of earnings to fixed
charges	(1)	(1)	(1)	(1)	7.0x	6.6x

(1)     In the six months ended June 30, 2004, and in the years ended 2003, 2002 and 2001, earnings were deficient to cover fixed charges by $26,117, $16,444, $38,313 and $64,869, respectively.

DESCRIPTION OF NOTES

        Each series of the Notes is an entirely separate issue and has been issued under a separate indenture between Penn Treaty and Wells Fargo Bank, National Association, as trustee. The indentures under which the Series 1 Notes and the Series 2 Notes were issued contain substantially the same terms and provisions and the Series 1 Notes and the Series 2 Notes have substantially the same terms. The occurrence of an event of default with respect to the Series 1 Notes will not constitute an event of default with respect to the Series 2 Notes. Conversion or redemption of the Series 1 Notes may be effected without the conversion or redemption of the Series 2 Notes. All references in this summary to the Notes, the indenture, the trustee and other defined terms should be read as referring to each series of the Notes and to the related indenture, trustee and other defined terms.

        The following summaries of certain provisions of the Notes and the indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Notes and the indenture, including the definitions therein of certain terms which are not otherwise defined in this prospectus. Wherever particular provisions or defined terms of the indenture (or of the form of Notes which is a part thereof) are referred to, such provisions or defined terms are incorporated herein by reference in their entirety.

General

        The Notes represent general unsecured subordinated obligations of Penn Treaty and are convertible into common stock as described below under the subheadings “– Conversion of the Notes” and “– Mandatory Conversion of the Notes.” The Notes were issued in fully registered form only in denominations of $1,000 in principal amount or any integral multiple thereof, and will mature on October 15, 2008, unless earlier redeemed at the option of Penn Treaty, repurchased at the option of the Note holder or converted to common stock.

        The indenture does not contain any financial covenants or any restrictions on the payment of dividends, the repurchase of securities of Penn Treaty or the incurrence of debt by Penn Treaty or any of its subsidiaries.

        The Notes bear interest at the annual rate of 6.25%, payable semi-annually on April 15 and October 15, to holders of record at the close of business on the preceding April 1 and October 1, respectively. Interest is computed on the basis of a 360-day year composed of twelve 30-day months.

        Interest may, at the option of Penn Treaty, be paid by check mailed to the address of such holder as it appears in the Note register. Principal will be payable, and the Notes may be presented for conversion, registration of transfer and exchange, without service charge, at the office of the trustee in the Borough of Manhattan, New York, New York. Reference is made to the information set forth below under the subheading “– Delivery and Form.”

Delivery and Form

        The Notes are currently in fully registered certificated form, without coupons, in denominations of $1,000 and any integral multiple thereof. Penn Treaty will use its best efforts to cause the Notes to be eligible for deposit with and registration in the name of the Depository Trust Company (“DTC”) upon the effectiveness of the registration statement of which this prospectus is a part or upon the resale of Notes pursuant to this prospectus.

        DTC will act as securities depository for the Notes. The Notes will be issued as fully-registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered Note certificate will be issued for each series of Notes, each in the aggregate principal amount of such issue, and will be deposited with DTC.

        DTC, the world’s largest depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). DTC holds and provides asset servicing for over 2 million issues of U.S. and non-U.S. equity, corporate and municipal debt issues, and money market instruments from over 85 countries that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of Direct Participants of DTC and Members of the National Securities Clearing Corporation Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation (NSCC, GSCC, MBSCC, and EMCC, also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). DTC has Standard & Poor’s highest rating: AAA. The DTC Rules applicable to its Participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com.

        Purchases of Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Notes on DTC’s records. The ownership interest of each actual purchaser of each Note (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Notes, except in the event that use of the book-entry system for the Notes is discontinued.

        To facilitate subsequent transfers, all Notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of Notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes; DTC’s records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners of Notes may wish to take certain steps to facilitate transmission of notices of significant events with respect to the Notes, such as redemptions, tenders, defaults, and proposed amendments to the security documents, to them. For example, Beneficial Owners of Notes may wish to ascertain that the nominee holding the Notes for their benefit has agreed to obtain and transmit notices to Beneficial Owners, in the alternative, Beneficial Owners may wish to provide their names and addresses to the registrar and request that copies of the notices be provided directly to them.

        Redemption notices shall be sent to DTC. If less than all of the Notes within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

        Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the Notes unless authorized by a Direct Participant in accordance with DTC’s Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to Penn Treaty as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.‘s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

        Redemption proceeds, distributions, and dividend payments on the Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from Penn Treaty or its agent on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC or its nominee, any agent or Penn Treaty, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of Penn Treaty or its agent, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

        A Beneficial Owner shall give notice to elect to have its Notes purchased or tendered, through its Participant, to an agent, and shall effect delivery of such Securities by causing the Direct Participant to transfer the Participant’s interest in the Notes, on DTC’s records, to the agent. The requirement for physical delivery of Notes in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the Notes are transferred by Direct Participants on DTC’s records and followed by a book-entry credit of tendered Notes to the agent’s DTC account.

        DTC may discontinue providing its services as securities depository with respect to the Notes at any time by giving reasonable notice to Penn Treaty or its agent. Under such circumstances, in the event that a successor securities depository is not obtained, Note certificates are required to be printed and delivered.

        Penn Treaty may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, Note certificates will be printed and delivered to DTC.

        The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that Penn Treaty believes to be reliable, but Penn Treaty takes no responsibility for the accuracy thereof.

Conversion of the Notes

        Holders may convert their Notes or portions thereof (in denominations of $1,000 in principal amount or integral multiples thereof) into common stock (subject to the next paragraph) until the close of business on October 14, 2008. The conversion price is $1.75 per share, subject to adjustment as described below; provided, that in the case of Notes called for redemption, conversion rights will expire at the close of business on the business day immediately preceding the date fixed for redemption, unless Penn Treaty defaults in payment of the redemption price. A Note (or portion thereof) in respect of which a holder is exercising its option to require repurchase upon a Change of Control (as defined below) may be converted only if such holder withdraws its election to exercise such redemption option in accordance with the terms of the indenture.

        In the event a holder desires to convert all, or any portion, of its Notes into shares of common stock and Penn Treaty does not have a sufficient number of shares of common stock available for such conversion, in lieu of delivering shares of common stock upon conversion of that portion of such holder’s Notes for which there is an insufficient number of shares of common stock, Penn Treaty will cancel such holder’s Note and pay such holder an amount in cash equal to the market price of the shares of common stock into which the Notes are then convertible. “Market price” means the average of the last reported closing prices of the common stock for the ten trading day period (appropriately adjusted to take into account the occurrence during such period of certain events that would result in an adjustment of the conversion price), commencing on the first trading day after delivery of written notice to such holder that Penn Treaty must pay cash in lieu of delivering shares of common stock. Any cash paid to the holder in lieu of shares of common stock will generally result in taxable gain or loss to the holder converting such Notes. See “Certain Federal Income Tax Considerations.” The ability of Penn Treaty to pay cash to holders of Notes in lieu of delivering common stock will be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required cash payments in lieu of delivering common stock to Note holders seeking to convert their Notes into shares of common stock. See “Risk Factors.”

        Except as described below, no adjustment will be made on conversion of any Notes for interest accrued thereon or for dividends paid on any common stock issued. A holder of Notes at the close of business on a record date will be entitled to receive the interest payable on such Notes on the corresponding interest payment date. Any unpaid interest on any Note or portion thereof as of the date such Note or portion thereof is surrendered for conversion shall (unless such Note or portion thereof being converted shall have been called for redemption on a redemption date during the period from the close of business on or after any record date for the payment of interest to the close of business on the business day following the corresponding interest payment date) be paid in cash to the former holder of such Note or portion thereof on the next succeeding interest payment date. We are not required to issue fractional shares of common stock upon conversion of Notes and, in lieu thereof, will pay a cash adjustment based upon the closing price of the common stock on the last business day prior to the date of conversion.

        The conversion price is subject to adjustment (under formulae set forth in the indenture) upon the occurrence of certain events, including: (i) the issuance of common stock as a dividend or distribution on the outstanding common stock, (ii) the issuance to all holders of common stock of certain rights, options or warrants to purchase common stock at less than the Current Market Price (as defined in the indenture), (iii) certain subdivisions, combinations and reclassifications of common stock, (iv) distributions to all holders of common stock of Penn Treaty of any class of capital stock of Penn Treaty (other than distributions of common stock as a dividend or distribution) or evidences of indebtedness of Penn Treaty or assets (including securities, but excluding those rights, options and warrants referred to in clause (ii) above and dividends and distributions in connection with the liquidation, dissolution or winding up of Penn Treaty and dividends and distributions paid exclusively in cash), (v) distributions consisting exclusively of cash (excluding any cash portion of distributions referred to in clause (iv) or in connection with a consolidation, merger or sale of assets of Penn Treaty as referred to in clause (ii) of the third paragraph below) to all holders of common stock in an aggregate amount that, together with (x) all other such all-cash distributions made within the preceding 12 months in respect of which no adjustment has been made and (y) any cash and the fair market value of other consideration payable in respect of any tender offers by Penn Treaty or any of its subsidiaries for common stock concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 20% of Penn Treaty’s market capitalization (being the product of the then current market price of the common stock times the number of shares of common stock then outstanding) on the record date for such distribution and (vi) the purchase of common stock pursuant to a tender offer made by Penn Treaty or any of its subsidiaries which involves an aggregate consideration that, together with (x) any cash and the fair market value of any other consideration payable in any other tender offer by Penn Treaty or any of its subsidiaries for common stock expiring within the 12 months preceding such tender offer in respect of which no adjustment has been made and (y) the aggregate amount of any such all-cash distributions referred to in clause (v) above to all holders of common stock within the 12 months preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 20% of Penn Treaty’s market capitalization on the expiration of such tender offer. No adjustment of the conversion price will be made for shares issued pursuant to a plan for reinvestment of dividends or interest.

        No adjustment will be made pursuant to clause (iv) of the preceding paragraph if Penn Treaty makes proper provision for each holder of Notes who converts a Note (or portion thereof) to receive, in addition to the common stock issuable upon such conversion, the kind and amount of assets (including securities) that such holder would have been entitled to receive if such holder had been a holder of the common stock at the time of the distribution of such assets or securities. Rights, options or warrants distributed by Penn Treaty to all holders of the common stock that entitle the holders thereof to purchase shares of Penn Treaty’s capital stock and that, until the occurrence of an event (a “Triggering Event”), (i) are deemed to be transferred with the common stock, (ii) are not exercisable and (iii) are also issued in respect of future issuances of common stock, shall not be deemed to be distributed (and no adjustment in the conversion price shall be required) until the occurrence of the Triggering Event.

        Except as stated above, the conversion price will not be adjusted for the issuance of common stock or any securities convertible into or exchangeable for common stock or carrying the right to purchase any of the foregoing. No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect; provided, that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment.

        In the event that a holder of Notes desires to convert all or any portion of its Notes into shares of our common stock prior to October 15, 2005, we will pay such holder of Notes an amount equal to the interest that would have been otherwise earned on such Notes between the date of such conversion and October 15, 2005, discounted from October 15, 2005 to present value utilizing a rate of 6.25% with simple interest over a 360 day year. In the event that a holder of Notes elects to convert prior to October 15, 2005 and we are required to pay this interest, we may, in our sole discretion, elect to make such interest payment in cash or in shares of our common stock based on 90% of the average closing prices of our common stock for the five trading days immediately preceding the conversion date.

        In the case of (i) any reclassification or change of the common stock (other than changes in par value or from par value to no par value as a result of a subdivision or a combination) or (ii) a consolidation, merger or combination involving Penn Treaty or a sale or conveyance to another entity of the property and assets of Penn Treaty as an entirety or substantially as an entirety (determined on a consolidated basis), in each case as a result of which holders of common stock shall be entitled to receive stock, other securities, other property or assets (including cash) with respect to or in exchange for such common stock, the holders of the Notes then outstanding will be entitled thereafter to convert such Notes into the kind and amount of shares of stock, other securities or other property or assets which they would have owned or been entitled to receive upon such reclassification, change, consolidation, merger, sale or conveyance had such Notes been converted into common stock immediately prior to such reclassification, change, consolidation, merger, sale or conveyance assuming that a holder of Notes did not exercise any rights of election, if any, as to the stock, other securities or other property or assets receivable in connection therewith.

        In the event of a taxable distribution to holders of common stock (or other transaction) which results in any adjustment of the conversion price, the holders of Notes may, in certain circumstances, be deemed to have received a distribution subject to the U.S. income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of common stock. See “Certain Federal Income Tax Considerations – Adjustments to Conversion Price.”

        We may from time to time to the extent permitted by law, reduce the conversion price by any amount for any period of at least 20 days, in which case Penn Treaty shall give at least 15 days’ notice of such decrease, if the Board of Directors has made a determination that such decrease would be in the best interests of Penn Treaty, which determination shall be conclusive. We may, at our option, make such reductions in the conversion price, in addition to those set forth above, as we deem advisable to avoid or diminish any income tax to Penn Treaty’s shareholders resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. See “Certain Federal Income Tax Considerations.”

Mandatory Conversion of the Notes

        If the average closing share price of our common stock for any 15 consecutive trading days beginning on or after October 15, 2005 is at least 10% greater than the conversion price of the Notes (i.e., $1.93) and we have a sufficient number of shares of our common stock authorized for issuance, then holders of the Notes are required to convert their Notes into common stock at the conversion price of $1.75.

Ranking; Subordination

        The payment of principal of, premium, if any, and interest on the Notes, to the extent set forth in the indenture, ranks pari passu with our two other series of 6¼% convertible subordinated Notes due 2008, but is subordinated in right of payment to the prior payment in full of all Senior Indebtedness (defined below). Upon any distribution to creditors of Penn Treaty in a liquidation or dissolution of Penn Treaty or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding related to Penn Treaty or its property, in an assignment for the benefit of creditors or any marshaling of Penn Treaty’s assets and liabilities, the holders of all Senior Indebtedness will first be entitled to receive payment in full of all amounts due or to become due thereon before the holders of the Notes will be entitled to receive any payment in respect of the principal of, premium, if any, or interest on the Notes (except that holders of Notes may receive securities that are subordinated at least to the same extent as the Notes to Senior Indebtedness and any securities issued in exchange for Senior Indebtedness).

        Penn Treaty also may not make any payment upon or in respect of the Notes (except in such subordinated securities) and may not acquire from the trustee or the holder of any Note for cash or property (other than securities subordinated to at least the same extent as the Note to (i) Senior Indebtedness and (ii) any securities issued in exchange for all Senior Indebtedness) until Senior Indebtedness has been paid in full if (i) a default in the payment of the principal of, premium, if any, or interest on Senior Indebtedness occurs and is continuing beyond any applicable period of grace or (ii) any other default occurs and is continuing with respect to Senior Indebtedness that permits holders of the Senior Indebtedness as to which such default relates to accelerate its maturity and the trustee receives a notice of such default (a “Payment Blockage Notice”) from the representative or representatives of holders of at least a majority in principal amount of Senior Indebtedness then outstanding. Payments on the Notes may and shall be resumed (i) in the case of a payment default, upon the date on which such default is cured or waived, or (ii) in the case of a default other than a non-payment default, 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Senior Indebtedness has been accelerated. No new period of payment blockage may be commenced within 360 days after the receipt by the trustee of any prior Payment Blockage Notice. No default, other than a nonpayment default, that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice, unless such default shall have been cured or waived for a period of not less than 180 days.

        “Senior Indebtedness” with respect to the Notes means the principal of, premium, if any, and interest on, and any fees, costs, expenses and any other amounts (including indemnity payments) related to the following, whether outstanding on the date of the indenture or thereafter incurred or created: (i) indebtedness, matured or unmatured, whether or not contingent, of Penn Treaty for money borrowed evidenced by notes or other written obligations, (ii) any interest rate contract, interest rate swap agreement or other similar agreement or arrangement designed to protect Penn Treaty or any of its subsidiaries against fluctuations in interest rates, (iii) indebtedness, matured or unmatured, whether or not contingent, of Penn Treaty evidenced by notes, debentures, bonds or similar instruments or Letters of Credit (or reimbursement agreements in respect thereof), (iv) obligations of Penn Treaty as lessee under capitalized leases and under leases of property made as part of any sale and leaseback transactions, (v) indebtedness of others of any of the kinds described in the preceding clauses (i) through (iv) assumed or guaranteed by Penn Treaty, and (vi) renewals, extensions, modifications, amendments and refundings of, and indebtedness and obligations of a successor person issued in exchange for or in replacement of, indebtedness or obligations of the kinds described in the preceding clauses (i) through (iv), unless the agreement pursuant to which any such indebtedness described in clauses (i) through (vi) is created, issued, assumed or guaranteed expressly provides that such indebtedness is not senior or superior in right of payment to the Notes; provided, however, that the following shall not constitute Senior Indebtedness: (w) any indebtedness or obligation of Penn Treaty in respect of the Notes or the two other series of 6¼% convertible subordinated Notes due 2008; (x) any indebtedness of Penn Treaty to any of its subsidiaries or other affiliates; (y) any indebtedness that is subordinated or junior in any respect to any other indebtedness of Penn Treaty other than Senior Indebtedness; and (z) any indebtedness incurred for the purchase of goods or materials in the ordinary course of business.

        In the event that the trustee (or paying agent if other than the trustee) or any holder receives any payment of principal or interest with respect to the Notes at a time when such payment is prohibited under the indenture, such payment shall be held in trust for the benefit of, and immediately shall be paid over and delivered to, the holders of Senior Indebtedness or their representative as their respective interests may appear. After all Senior Indebtedness is paid in full and until the Notes are paid in full, holders shall be subrogated (equally and ratably with all other indebtedness pari passu with the Notes) to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness to the extent that distributions otherwise payable to the holders have been applied to the payment of Senior Indebtedness.

        As of the date of this prospectus, we have no outstanding Senior Indebtedness; however, the indenture does not prohibit or limit the incurrence of Senior Indebtedness in the future. As of September 30, 2004, Penn Treaty had approximately $81 million in aggregate principal amount of 6¼% convertible subordinated notes due 2008 outstanding, including the Series 1 Notes and the Series 2 Notes.

        In addition, because our operations are conducted primarily through our subsidiaries, claims of holders of indebtedness of such subsidiaries, as well as claims of regulators and creditors of such subsidiaries, will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of Penn Treaty, including holders of the Notes. The indenture does not limit the amount of additional indebtedness that any of our subsidiaries can create, incur, assume or guarantee.

        Because of these subordination provisions, in the event of a liquidation or insolvency of Penn Treaty or any of its subsidiaries, holders of Notes may recover less, ratably, than the holders of Senior Indebtedness.

Optional Redemption by Penn Treaty

        The Notes are not redeemable at the option of Penn Treaty prior to October 15, 2005. At any time on or after that date, the Notes may be redeemed at Penn Treaty’s option on at least 30 but not more than 60 days’ notice, in whole at any time or in part from time to time, at a price equal to the principal amount of the Notes, together with accrued interest to the date fixed for redemption.

        If fewer than all the Notes are to be redeemed, the trustee will select the Notes to be redeemed in principal amounts of $1,000 or integral multiples thereof by lot or, in its discretion, on a pro rata basis. If any Note is to be redeemed in part only, a new Note or Notes in principal amount equal to the unredeemed principal portion thereof will be issued. If a portion of a holder’s Notes is selected for partial redemption and such holder converts a portion of such Notes, such converted portion shall be deemed to be taken from the portion selected for redemption.

        No sinking fund is provided for the Notes.

Mandatory Redemption

        Upon the occurrence of a Change of Control (as defined below), each holder of Notes shall have the right to require that Penn Treaty repurchase such holder’s Notes in whole or in part in integral multiples of $1,000, at a purchase price in cash in an amount equal to 101% of the principal amount thereof, together with accrued and unpaid interest to the date of repurchase, pursuant to an offer (the “Change of Control Offer”) made in accordance with the procedures described below and the other provisions in the indenture.

        A “Change of Control” means an event or series of events in which (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) acquires “beneficial ownership” (as determined in accordance with Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of more than 50% of the total Voting Stock (as defined below) of Penn Treaty at an Acquisition Price (as defined below) less than the conversion price then in effect with respect to the Notes and (ii) the holders of the common stock receive consideration which is not all or substantially all common stock that is (or upon consummation of or immediately following such event or events will be) listed on a United States national securities exchange or approved for quotation on the Nasdaq Stock Market or any similar United States system of automated dissemination of quotations of securities’ prices; provided, however, that any such person or group shall not be deemed to be the beneficial owner of, or to beneficially own, any Voting Stock tendered in a tender offer until such tendered Voting Stock is accepted for purchase under the tender offer. “Voting Stock” means stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency). “Acquisition Price” means the weighted average price paid by the person or group in acquiring the Voting Stock.

        Within 30 days following any Change of Control, we shall send by first-class mail, postage prepaid, to the trustee and to each holder of Notes, at such holder’s address appearing in the Note register, a notice stating, among other things, that a Change of Control has occurred, the repurchase price, the repurchase date, which shall be a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed, and certain other procedures that a holder of Notes must follow to accept a Change of Control Offer or to withdraw such acceptance.

        We will comply, to the extent applicable, with the requirements of Rule 13e-4 and Rule 14e-1 promulgated under the Exchange Act and other securities laws or regulations, to the extent such laws are applicable, in connection with the repurchase of the Notes as described above.

        Future indebtedness of Penn Treaty may contain prohibitions of certain events that would constitute a Change of Control or require Penn Treaty to offer to repurchase such indebtedness upon a Change of Control. Moreover, the exercise by the holders of Notes of their right to require Penn Treaty to purchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such purchase on Penn Treaty. Finally, our ability to pay cash to holders of Notes upon a purchase may be limited by Penn Treaty’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. See “Risk Factors.” Furthermore, the Change of Control provisions may in certain circumstances make more difficult or discourage a takeover of Penn Treaty and the removal of incumbent management.

Merger, Consolidation and Sale of Assets

        The indenture prohibits Penn Treaty from consolidating with or merging with or into, or conveying, transferring or leasing all or substantially all of its assets (determined on a consolidated basis), to any person unless: (i) either Penn Treaty is the resulting, surviving or transferee person (the “Successor Company”) or the Successor Company is a person organized and existing under the laws of the United States or any state thereof or the District of Columbia, and the Successor Company (if not Penn Treaty) expressly assumes by a supplemental indenture, executed and delivered to the trustee, in form satisfactory to the trustee, all the obligations of Penn Treaty under the indenture and the Notes, including the conversion rights described above under “– Conversion of the Notes,” (ii) immediately after giving effect to such transaction no Event of Default (as defined below) has occurred and is continuing, and (iii) Penn Treaty has delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture.

Events of Default and Remedies

        An Event of Default is defined in the indenture as being, among other things: default in payment of the principal of or premium, if any, on the Notes when due at maturity, upon redemption or otherwise, including failure by Penn Treaty to purchase the Notes when required as described under “– Mandatory Redemption” (whether or not such payment shall be prohibited by the subordination provisions of the indenture); default for 30 days in payment of any installment of interest on the Notes (whether or not such payment shall be prohibited by the subordination provisions of the indenture); default by Penn Treaty for 90 days after notice in the observance or performance of any other covenants in the indenture; final judgments or decrees entered into by a court of competent jurisdiction against Penn Treaty or any subsidiary involving liabilities of $25 million or more after deducting the portion of such liabilities accepted by an insurance company; or certain events involving bankruptcy, insolvency or reorganization of Penn Treaty. The indenture provides that the trustee may withhold notice to the holders of Notes of any default (except in payment of principal, premium, if any, or interest with respect to the Notes) if the trustee, in good faith, considers it in the interest of the holders of the Notes to do so.

        The indenture provides that if an Event of Default (other than an Event of Default with respect to certain events, including bankruptcy, insolvency or reorganization of Penn Treaty) shall have occurred and be continuing, the trustee or the holders of not less than 25% in principal amount of the Notes then outstanding may declare the principal of and premium, if any, on the Notes to be due and payable immediately, but if Penn Treaty shall pay or deposit with the trustee a sum sufficient to pay all matured installments of interest on all Notes and the principal and premiums, if any, on all Notes that have become due other than by acceleration and certain expenses and fees of the trustee and if all defaults (except the nonpayment of interest on, premium, if any, and principal of any Notes which shall have become due by acceleration) shall have been cured or waived and certain other conditions are met, such declaration may be canceled and past defaults may be waived by the holders of a majority in principal amount of the Notes then outstanding.

        The holders of a majority in principal amount of the Notes then outstanding shall have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee, subject to certain limitations specified in the indenture. The indenture provides that, subject to the duty of the trustee following an Event of Default to act with the required standard of care, the trustee will not be under an obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the trustee receives satisfactory indemnity against any associated costs, liability or expense.

Satisfaction and Discharge; Defeasance

        The indenture will cease to be of further effect as to all outstanding Notes (except as to (i) rights of the holders of Notes to receive payments of principal of, premium, if any, and interest on, the Notes, (ii) rights of holders of Notes to convert to common stock or, in certain circumstances, cash, (iii) Penn Treaty’s right of optional redemption, (iv) rights of registration of transfer and exchange, (v) substitution of apparently mutilated, defaced, destroyed, lost or stolen Notes, (vi) rights, obligations and immunities of the trustee under the indenture and (vii) rights of the holders of Notes as beneficiaries of the indenture with respect to the property so deposited with the trustee payable to all or any of them) if (A) Penn Treaty will have paid or caused to be paid the principal of, premium, if any, and interest on the Notes as and when the same will have become due and payable or (B) all outstanding Notes (except lost, stolen or destroyed Notes which have been replaced or paid) have been delivered to the trustee for cancellation or (C) (x) the Notes not previously delivered to the trustee for cancellation will have become due and payable or are by their terms to become due and payable within one year or are to be called for redemption under arrangements satisfactory to the trustee upon delivery of notice and (y) Penn Treaty will have irrevocably deposited with the trustee, as trust funds, cash, in an amount sufficient to pay principal of and interest on the outstanding Notes, to maturity or redemption, as the case may be. Such trust may only be established if such deposit will not result in a breach or violation of, or constitute a default under, any agreement or instrument pursuant to which Penn Treaty is a party or by which it is bound and Penn Treaty has delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions related to such defeasance have been complied with.

        The indenture will also cease to be in effect (except as described in clauses (i) through (vii) in the immediately preceding paragraph) and the indebtedness on all outstanding Notes will be discharged on the 123rd day after the irrevocable deposit by Penn Treaty with the trustee, in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the Notes, of cash, U.S. Government Obligations (as defined in the indenture) or a combination thereof, in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee, to pay the principal of, premium, if any, and interest on the Notes then outstanding in accordance with the terms of the indenture and the Notes (“legal defeasance”). Such legal defeasance may only be effected if (i) no Event of Default has occurred or is continuing, (ii) such deposit will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which Penn Treaty is a party or by which it is bound, (iii) Penn Treaty has delivered to the trustee an opinion of counsel stating that (A) Penn Treaty has received from, or there has been published by, the Internal Revenue Service (the “Service”) a ruling or (B) since the date of the indenture, there has been a change in the applicable Federal income tax law, in either case to the effect that, based thereon, the holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit, defeasance and discharge by Penn Treaty and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, (iv) Penn Treaty has delivered to the trustee an opinion of counsel to the effect that after the 123rd day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and (v) Penn Treaty has delivered to the trustee an officers’ certificate and an opinion of counsel stating that all conditions related to the defeasance have been complied with.

        Penn Treaty may also be released from its obligations under the covenants described above captioned “– Mandatory Redemption” and “– Merger, Consolidation and Sale of Assets” with respect to the Notes outstanding on the 123rd day after the irrevocable deposit by Penn Treaty with the trustee, in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the Notes, of cash, U.S. Government Obligations or a combination thereof, in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee, to pay the principal of, premium, if any, and interest on the Notes then outstanding in accordance with the terms of the indenture and the Notes (“covenant defeasance”). Such covenant defeasance may only be effected if (i) no Event of Default has occurred or is continuing, (ii) such deposit will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which Penn Treaty is a party or by which it is bound, (iii) Penn Treaty has delivered to the trustee an officers’ certificate and an opinion of counsel to the effect that the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and covenant defeasance by Penn Treaty and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance had not occurred, (iv) Penn Treaty has delivered to the trustee an opinion of counsel to the effect that after the 123rd day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and (v) Penn Treaty has delivered to the trustee an officers’ certificate and an opinion of counsel stating that all conditions related to the covenant defeasance have been complied with. Following such covenant defeasance, Penn Treaty will no longer be required to comply with the obligations described above under “Merger, Consolidation and Sale of Assets” and will have no obligation to repurchase the Notes pursuant to the provisions described under “– Mandatory Redemption.”

        Notwithstanding any satisfaction and discharge or defeasance of the indenture, the obligations of Penn Treaty described under “– Conversion of the Notes” will survive to the extent provided in the indenture until the Notes cease to be outstanding.

Modifications of the Indenture

        The indenture contains provisions permitting Penn Treaty and the trustee, with the consent of the holders of not less than a majority in principal amount of the Notes at the time outstanding, to modify the indenture or any supplemental indenture or the rights of the holders of the Notes, except that no such modification shall (i) extend the fixed maturity of any Note, reduce the rate or extend the time of payment of interest thereon, reduce the principal amount thereof or premium, if any, thereon, reduce any amount payable upon redemption thereof, change the obligation of Penn Treaty to repurchase the Notes, at the option of the holder, upon the happening of a Change of Control, impair or affect the right of a holder to institute suit for the payment thereof, change the currency in which the Notes are payable, modify the subordination provisions of the indenture in a manner adverse to the holders of the Notes or impair the right to convert the Notes into common stock subject to the terms set forth in the indenture, without the consent of the holder of each Note so affected or (ii) without the consent of holders of all the Notes then outstanding, reduce the aforesaid percentage of Notes, the holders of which are required to consent to any such modification or supplemental indenture. The trustee may modify or supplement the indenture without notice to or consent of any holder in certain events, such as to make provision for certain conversion rights, to provide for the issuance of Notes in coupon form, to correct or supplement any inconsistent or deficient provision in the indenture, to comply with the provisions of the Trust Indenture Act of 1939 or to appoint a successor trustee.

Concerning the Trustee

        Wells Fargo Bank, National Association, the trustee under the indenture, has been appointed by Penn Treaty as the paying agent, conversion agent, registrar and custodian with regard to the Notes. The trustee and/or its affiliates may in the future provide banking and other services to us in the ordinary course of their respective businesses. Under the indenture, each holder or former holder of a Note agrees to indemnify Penn Treaty and the trustee against any liability that may result from the transfer, exchange or assignment of such holder’s or former holder’s Note in violation of any provision of the indenture or applicable United States federal or state securities laws.

DESCRIPTION OF COMMON STOCK

        We are currently authorized to issue 150,000,000 shares of common stock, par value $.10 per share, and 5,000,000 shares of preferred stock, par value $1.00 per share. On October 15, 2004, 40,706,019 shares of common stock and no shares of our preferred stock were outstanding.

        The following summary description of our common stock is qualified in its entirety by reference to our Restated and Amended Articles of Incorporation, as amended, and our Amended and Restated By-Laws, copies of which are filed as exhibits to our Registration Statement on Form S-1 (File No. 33-92690), our Registration Statement on Form S-3 (File No. 333-22125), our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 and our Annual Report on Form 10-K for the year ended December 31, 2002.

Dividends

        Subject to the rights of the holders of preferred stock, if any, the holders of our common stock are entitled to receive dividends and other distributions in cash, stock or property when, as and if declared by the Board of Directors out of our assets or funds legally available therefor and shall share equally on a per share basis in all such dividends and other distributions.

Voting Rights

        At every meeting of shareholders, every holder of our common stock is entitled to one vote per share. Subject to any voting rights which may be granted to holders of preferred stock, any action submitted to shareholders is approved if the number of votes cast in favor of such action exceeds the number of votes required by the provisions of our Articles of Incorporation or by applicable law, subject to applicable quorum requirements. Our Articles of Incorporation require the affirmative vote of at least 67% of the voting power of all of our shareholders with respect to fundamental corporate transactions including mergers, consolidations and sales of all or substantially all assets. Our Bylaws provide for action by written consent.

Miscellaneous

        The holders of common stock have no cumulative voting rights or preemptive rights and the common stock is not subject to conversion or redemption.

        The transfer agent and registrar with respect to the common stock is Wachovia Bank, National Association.

        All shares of common stock issuable upon conversion of the Notes or as payment of discounted interest on any Notes converted prior to October 15, 2005 from the date of conversion to October 15, 2008 will, when issued, be fully paid and non-assessable. The common stock is traded on the New York Stock Exchange under the symbol “PTA.”

        The rights evidenced by, and amounts payable with respect to, our common stock may be materially limited or qualified by the rights of any preferred stock issued by us in the future. Our preferred stock may be issued from time to time in one or more series with such designations, preferences and rights of the shares of such series and the qualifications, limitations or restrictions thereon, including, but not limited to, dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption and the liquidation preference established by our Board of Directors, without approval of the shareholders, pursuant to the provisions of our Restated and Amended Articles of Incorporation, as amended. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control without further action by our shareholders.

Anti-Takeover Provisions

        Our Board of Directors is divided into three classes, each of which is comprised of three directors elected for a three-year term, with one class being elected each year. Directors may be removed without cause only with the approval of 67% of the voting power of our shareholders entitled to vote in the election of directors. Any director elected to fill a vacancy, however created, serves for the remainder of the term of the director which he or she replaces.

        Our Restated and Amended Articles of Incorporation, as amended, require the affirmative vote of shareholders owning at least 67% of the outstanding shares of our common stock in order for us to: amend or repeal any provision of or to add any provision to the Restated and Amended Articles of Incorporation, as amended; merge or consolidate with another corporation, other than a wholly-owned subsidiary; exchange shares of our common stock in such a manner that a corporation, person or entity acquires the issued or outstanding shares of our common stock pursuant to a vote of shareholders; sell, lease, convey, encumber or otherwise dispose of all or substantially all of our property or business; or dissolve or liquidate.

        In addition, the Restated and Amended Articles of Incorporation, as amended, permit the Board of Directors to oppose a tender offer or other offer for our securities, and allow the Board to consider any pertinent issue in determining whether to oppose any such offer.

        Pursuant to our Amended and Restated By-laws, shareholder nominations for election to the Board of Directors must be made in writing and delivered or mailed to our President not less than fifty days nor more than seventy-five days prior to any meeting of shareholders called for the election of directors; provided, however, that if less than fifty days’ notice of the meeting is given to shareholders, such nominations shall be mailed or delivered to the President not later than the close of business on the seventh day following the day on which the notice of the meeting was mailed.

        The Pennsylvania Business Corporation Law of 1988, as amended (the “1988 BCL”), includes certain shareholder protection provisions, some of which apply to us and two of which, relating to “Disgorgement by Certain Controlling Shareholders” and “Control Share Acquisitions,” we have specifically opted out of pursuant to an amendment to our Amended and Restated By-laws. The following is a description of those provisions of the 1988 BCL that still apply to us and that may have an anti-takeover effect. This description of the 1988 BCL is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the 1988 BCL.

(i)	The control transaction provisions allow holders of voting shares of a corporation to “put” their stock to an acquirer for fair value in the event of a control transaction (the acquisition of twenty percent of the voting stock of the corporation). Fair value is defined as not less than the highest price paid by the acquirer during a certain 90-day period.

(ii)	An interested shareholder (the beneficial owner of twenty percent of the voting stock either of a corporation or an affiliate of the corporation who was at any time within the five-year period immediately prior to the date in question the beneficial owner of twenty percent of the voting stock of the corporation) cannot engage in a business combination with the corporation for a period of five years unless: (a) the board approves the business combination or the acquisition of shares in advance, (b) if the interested shareholder owns eighty percent of such stock, the business combination is approved by a majority of the disinterested shareholders and the transaction satisfies certain “fair price” provisions or (c) the business combination is approved by all shareholders. After the five-year period, the same restrictions apply, unless the transaction either is approved by a majority of the disinterested shareholders or is approved by a majority of all shareholders and satisfies the fair price provisions.

(iii)	Corporations may adopt shareholders’ rights plans with discriminatory provisions (sometimes referred to as poison pills) whereby certain options to acquire shares or corporate assets are created and issued. These options contain terms that limit persons owning or offering to acquire a specified percentage of outstanding shares from exercising, converting, transferring or receiving the options and allows the exercise of the options to be limited to shareholders or triggered based upon control transactions. Such poison pills take effect only in the event of a control transaction. Such poison pills may be adopted by the Board without shareholder approval.

(iv)	In taking action with respect to tender offers or takeover proposals (as for any other action), directors may, in considering the best interests of the corporation, consider the effects of any action upon shareholders, employees, suppliers, customers, creditors, communities where offices or other establishments of the corporation are located and all other pertinent factors.

(v)	Shareholders of a corporation no longer have a statutory right to call special meetings of shareholders or to propose amendments to the articles.

        The foregoing provisions may discourage certain types of transactions that involve a change of control and ensure a measure of continuity in the management of our business and affairs. While we do not currently have a shareholder rights plan or poison pill, the effect of the above-described provisions may be to deter hostile takeovers at a price higher than the prevailing market price for our common stock and to permit our current management to remain in control. In some circumstances, certain shareholders may consider these anti-takeover provisions to have disadvantageous effects. Tender offers or other non-open market acquisitions of stock are frequently made at prices above the prevailing market price of the target’s stock. In addition, acquisitions of stock by persons attempting to acquire control through market purchases may cause the market price of the stock to reach levels that are higher than would otherwise be the case. Anti-takeover provisions may discourage any or all of such acquisitions, particularly those of less than all of our shares, and may thereby deprive certain holders of our common stock of any opportunity to sell their stock at a temporarily higher market price.

        Pursuant to an amendment to our Amended and Restated By-laws, we opted out of two additional statutory anti-takeover provisions. The first, titled “Disgorgement by Certain Controlling Shareholders Following Attempts to Acquire Control,” would otherwise allow us to recover all profits derived by any person or group that acquired or disclosed an intention to acquire voting power over twenty percent of our equity securities on certain dispositions of any of our securities acquired within two years prior or eighteen months after acquiring such control or announcing an intention to that effect. The second, titled “Control-Share Acquisitions,” would otherwise suspend certain voting rights of a shareholder when his or her ownership of our securities crossed any of three thresholds (20%, 33 1/3% or 50%). The voting rights are held in abeyance until the shareholders holding a majority of disinterested shares vote to restore them. The inapplicability of these provisions mitigates somewhat the deterrence of hostile anti-takeover attempts at prices in excess of the prevailing market prices and lessens the ability of current management to retain control.

        In addition to provisions of the 1988 BCL, the Pennsylvania Insurance Code provides that no person may acquire control of us unless such person has given prior written notice to us and received the prior approval of the Pennsylvania Insurance Commissioner. Any purchaser or holder of shares is presumed to have acquired such control unless the Pennsylvania Insurance Commissioner, upon receipt of an application, has determined otherwise.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

        The following is a general summary of the principal federal income tax considerations relevant to holders of the Notes and the Common Stock. This summary is qualified in its entirety by reference to, and is based upon, the Internal Revenue Code of 1986 (the “Code”), and other laws, regulations, rulings and decisions in effect on the date of this offering memorandum as those laws, regulations, rulings and decisions were interpreted on such date. This summary does not discuss all aspects of federal income taxation that may be relevant to a particular investor or to certain types of investors subject to special treatment under the federal income tax laws (for example, banks, dealers in securities, life insurance companies, tax-exempt organizations and non-U.S. holders (as defined below)), or any aspect of state, local or foreign tax laws.

        As used herein, a “U.S. holder” means a beneficial owner of Notes or Common Stock that is a citizen or resident (within the meaning of Section 7701(b) of the Code) of the United States, a corporation (including a non-corporate entity taxable as a corporation) formed under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States federal income taxation regardless of its source and a trust subject to the primary supervision of a court within the United States and the control of a United States fiduciary as described in Section 7701(a)(30) of the Code or any other person whose income or gain with respect to a Note or share of Common Stock is effectively connected with the conduct of a United States trade or business. If an entity treated as a partnership for federal income tax purposes holds Notes or Common Stock, the tax treatment of a partner depends upon the status of the partner and the activities of the partnership. A “non-U.S. holder” is any beneficial owner of Notes or Common Stock other than a U.S. holder.

        We intend to treat the Notes as indebtedness for federal income tax purposes. Such characterization is binding on us (but not the Internal Revenue Service or a court). Each holder of a Note also must treat the Notes as indebtedness unless the holder makes adequate disclosure on its income tax return.

        Prospective investors are urged to consult their own tax advisors to determine the potential tax consequences of acquisition, ownership and disposition of the Notes and the Common Stock that are relevant to their particular situations.

Stated Interest and Premium on the Notes

        The stated interest on the Notes will be includable in a holder’s gross income as ordinary income for federal income tax purposes at the time it is paid or accrued in accordance with the holder’s regular method of tax accounting, regardless of whether such interest is paid in cash or shares of common stock.

        The Notes will be issued at a “premium” if a holder’s tax basis in the Notes immediately after their acquisition (reduced by the value of the conversion option as discussed below) exceeds the sum of all amounts payable on the Note after the acquisition date (other than payments of qualified stated interest). The stated interest on the Notes will constitute “qualified stated interest” and will therefore not be taken into account in determining the amount of “premium” on the Notes. A holder’s basis in the Notes is reduced by an amount equal to the value of the conversion option. The value of the conversion option may be determined under any reasonable method. A holder may, for example, determine the value of the conversion option by comparing the market price of the Notes to the market prices of Notes with similar credit ratings that do not have conversion options.

        A holder may elect to amortize premium as an offset to interest income (and not as a separate deduction item) as it accrues under a constant yield method. A holder’s tax basis in the Note will be reduced by the amount of the amortized premium. Any such election shall apply to all debt instruments, other than instruments the interest on which is excludable from gross income, held by the holder at the beginning of the first taxable year for which the election applies or thereafter acquired and is irrevocable without the consent of the Internal Revenue Service. Premium on a Note held by a holder who has not elected to amortize the premium will decrease the gain or increase the loss otherwise recognized on the disposition of the Note.

Market Discount

        The Notes may be subject to the “market discount” rules of the Code if held in the hands of a holder not acquiring them at original issue. In general, these rules apply if the holder purchases a Note at a discount from its stated redemption price at maturity that is equal to or greater than ¼ of 1 percent of the stated redemption price at maturity of the debt instrument multiplied by the number of complete years to maturity after the holder has acquired the Note. If the holder acquires a Note at a market discount and (a) recognizes gain upon a disposition, or (b) receives payments that do not constitute qualified stated interest, the lesser of (i) such gain or payment or (ii) the accrued market discount that has not previously been included in income will be taxed as ordinary income.

        Generally, market discount accrues in the ratio of the number of days the holder has held the Note to the number of days after the holder acquired the Note up to (and including) the date of its maturity. A holder may elect, however, to determine accrued market discount for any Note under the constant yield method.

        Limitations imposed by the Code which are intended to match deductions with the taxation of income may defer deductions for interest on indebtedness incurred or continued, or short-sale expenses incurred, to purchase or carry a security with accrued market discount. A holder may elect to include market discount in gross income as its accrues. If it makes this election, the holder will not be required to defer deductions. Any such election will apply to all debt instruments acquired by the holder on or after the first day of the first taxable year to which such election applies. The adjusted basis of a security subject to such election will be increased to reflect market discount included in gross income, thereby reducing any gain or increasing any loss on a sale or taxable disposition.

Sale, Exchange or Retirement of the Notes

        A holder generally will recognize gain or loss on the sale, exchange or retirement of Notes equal to the difference between the amount realized on the sale, exchange or retirement of the Notes (other than amounts attributable to accrued interest but including any redemption premium) and the holder’s adjusted tax basis in the Notes. Any gain or loss recognized on the sale, exchange or retirement of Notes will generally be long-term capital gain or loss if the holder has held the Notes as capital assets for more than one year, except that any gain attributable to accrued market discount will (as described above) be taxable as ordinary income.

Constructive Dividend

        If at any time we make a distribution of property to shareholders that would be taxable to such shareholders as a dividend for federal income tax purposes and, pursuant to the anti-dilution provisions of the indenture, the conversion price of the Notes is reduced, such reduction may be deemed to be the payment of a taxable dividend to holders of Notes. If the conversion rate is increased at our discretion, this increase may be deemed to be the payment of a taxable dividend to holders of Notes.

Conversion of Notes into Common Stock

        A holder’s conversion of a Note into common stock generally will not be a taxable event. The holder’s tax basis in the common stock received on conversion of Notes will be the same as the holder’s adjusted tax basis in the Notes at the time of conversion, exclusive of any tax basis allocable to a fractional share for which the holder receives cash. The holding period for the common stock received on conversion will include the holding period of the Notes converted. The receipt of cash in lieu of fractional shares of common stock should generally result in capital gain or loss. This capital gain or loss will be measured by the difference between the cash received for the fractional share interest and the holder’s tax basis in the fractional share interest.

        If any Notes are converted prior to October 15, 2005, we will be required to pay the holders of those Notes an amount equal to the interest that would have been otherwise earned on those Notes between the date of conversion and October 15, 2005, discounted from October 15, 2005 to present value using a rate of 6.25% (the “Prepaid Interest.”) We may, in our sole discretion, pay the Prepaid Interest in cash or in shares of common stock. If we elect to pay the Prepaid Interest in common stock, we will determine the number of shares to be issued based on a per share value equal to 90% of the average closing prices of the common stock for the five trading days immediately preceding the conversion date. The amount of cash or the value of common stock received as Prepaid Interest will be includable in a holder’s gross income as ordinary income for federal income tax purposes at the time of receipt.

Distributions Made on Common Stock

        Distributions, if any, paid on the common stock after a conversion, to the extent made from our current or accumulated earnings and profits, will be included in a holder’s income as ordinary income as they are paid. Distributions in excess of our current and accumulated earnings and profits will reduce a holder’s basis for the common stock until the basis is zero and any additional distributions in excess of our current and accumulated earnings and profits will be short term or long term gain, depending upon whether the holder’s holding period for the common stock exceeds one year.

        Any distribution on our common stock qualifying as a dividend: (i) will be eligible for the dividends received deduction if the holder is an otherwise qualifying corporate holder that meets the holding period and other requirements for the dividends received deduction, and (ii) if received by a non-corporate U.S. Holder in tax years beginning on or before December 31, 2008, will be taxed at the preferential rates applicable to net capital gain (15% or 5%) if it qualifies as “qualified dividend income.”

Sale or Exchange of Common Stock

        Gain or loss realized on a sale or exchange of common stock will equal the difference between the amount realized on such sale or exchange and the holder’s adjusted tax basis in such stock. Such gain or loss will generally be long-term capital gain or loss if the holder’s holding period in the common stock is more than one year. However, under the market discount rules described above, any gain recognized by a holder will be ordinary income to the extent of the accrued market discount that had not been included in income prior to the conversion of the Note into common stock.

Information Reporting and Backup Withholding

        Payments on the Notes, and payments of dividends on the common stock to certain non-corporate holders generally will be subject to information reporting and possibly to “backup withholding” at a rate of 28%.

        Any amounts withheld from a payment to a holder under the backup withholding rules will be allowed as a credit against such holder’s federal income tax, and may entitle such holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

ERISA CONSIDERATIONS

        The following is a summary of certain considerations associated with the acquisition of the Securities by employee benefit plans that are subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the prohibited transaction provisions of ERISA and the Internal Revenue Code of 1986, as amended (the “Code”), that should be considered when using plan assets to acquire the Securities. The following is merely a summary of those issues, however, and should not be construed as legal advice or as complete in any respect. We urge you to consult your own legal advisers before investing plan assets in the Securities and to make your own independent decision.

        ERISA and the Code impose certain requirements on employee benefit plans, and certain other retirement plans and arrangements, including individual retirement accounts and annuities, Keogh plans, and any entity that, under the Department of Labor’s plan asset regulation, is deemed to hold the assets of any such plan, account or annuity (such as a bank collective investment fund, an insurance company general or separate account and certain other commingled funds) (collectively, “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of the assets of any Plan (“Plan Assets”). Generally, a person who exercises discretionary authority or control with respect to Plan Assets will be considered a fiduciary of the Plan under ERISA. Before investing in the Securities, a Plan fiduciary or other Plan investor should determine whether such investment and the holding of the Securities is permitted under the Plan document and the instruments governing the Plan and is appropriate for the Plan in view of its overall investment policy and the composition and diversification of its portfolio.

        In addition, ERISA and the Code prohibit a wide range of transactions between Plans and persons who have certain specified relationships to those Plans. These persons are referred to as “parties in interest” under ERISA and “disqualified persons” under the Code and we refer to them collectively herein as “Parties in Interest.” Parties in Interest that participate in a prohibited transaction and the fiduciaries that allow them may be subject to a penalty imposed under ERISA and/or an excise tax imposed pursuant to Section 4975 of the Code, unless a statutory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Section 4975 of the Code. Thus, a Plan fiduciary or other Plan investor considering an investment in the Securities should also consider whether such investment might constitute or give rise to a prohibited transaction under ERISA or the Code for which no statutory or administrative exemption (as discussed below) is available.

        The acquisition of Notes by a Plan could result in a prohibited transaction if the seller, any of the seller’s affiliates, we or any of our affiliates is a Party in Interest with respect to the Plan at the time of the acquisition. The acquisition of shares of Common Stock by a Plan could result in a prohibited transaction if the seller or any of the seller’s affiliates is a Party in Interest with respect to the Plan at the time of the acquisition. The holding of Notes by a Plan could result in a prohibited transaction if we or any of our affiliates is a Party in Interest with respect to the Plan during the time the Notes are held. The subsequent sale of the Securities by a Plan could result in a prohibited transaction if the purchaser or an affiliate is a Party in Interest with respect to the Plan.

        A transaction would be treated as exempt from some of the prohibited transaction rules of ERISA and the Code if the Securities were acquired, held or disposed of pursuant to and in accordance with one or more statutory or administrative exemptions. Among the administrative exemptions (each, a “Prohibited Transaction Class Exemption,” or “PTCE”) are PTCE 75-1 (an exemption for certain transactions involving employee benefit plans and registered broker dealers, such as the initial purchasers, reporting dealers and banks), PTCE 84-14 (an exemption for certain transactions determined by an independent qualified professional asset manager), PTCE 90-1 (an exemption for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (an exemption for certain transactions involving bank collective investment funds), PTCE 95-60 (an exemption for certain transactions involving insurance company general accounts) and PTC 96-23 (an exemption for certain transactions determined by a qualified in-house asset manager). Certain of the exemptions, however, do not afford relief from the prohibitions on self-dealing contained in Section 406(b) of ERISA and Section 4975(c)(1)(E)-(F) of the Code. In addition, there can be no assurance that any of these administrative exemptions will be available with respect to any particular transaction involving the Securities. Thus, a Plan fiduciary considering an investment in the Securities should consider whether the acquisition, the continued holding or the ultimate disposition of the Securities might constitute or give rise to a nonexempt prohibited transaction.

        Governmental plans (as defined in Section 3(32) of ERISA) and certain church plans (as defined in Section 3(33) of ERISA), while not subject to the fiduciary responsibility provisions or the prohibited transactions provisions of ERISA or the Code, may nevertheless be subject to state, local or other federal laws that are substantially similar to the foregoing provisions of ERISA and the Code. Furthermore, any such plan that is qualified and exempt from taxation under Sections 401(a) and 501(a) of the Code is subject to the prohibited transaction rules set forth in Section 503 of the Code.

        Based on the reasoning of the United States Supreme Court in John Hancock Mutual Life Ins. Co. v. Harris Trust and Sav. Bank, 114 S. Ct. 517 (1993), an insurance company’s general account may be deemed to include assets of the Plans investing in the general account (e.g. through the purchase of an annuity contract), and the insurance company may be treated as a fiduciary of and a Party in Interest with respect to a Plan by virtue of such investment. Any purchaser of the Securities that is an insurance company using the assets of an insurance company general account should consider the implications of Section 401(c) of ERISA, as interpreted by final regulations issued by the Department of Labor effective as of January 5, 2000, (the “General Account Regulations”) that provide a safe harbor for certain insurance policies issued on or before December 31, 1998, to employee benefit plans that are supported by an insurer’s general account. As a result of the General Account Regulations, effective as of July 5, 2001, assets of an insurance company’s general account will not be treated as “plan assets” for purposes of the fiduciary responsibility provisions of ERISA and Section 4975 of the Code to the extent such assets relate to contracts issued to employee benefit plans on or before December 31, 1998 and the insurer satisfies various conditions.

        Due to the complexity of these rules and the penalties that may be imposed upon fiduciaries and Parties in Interest in non-exempt prohibited transactions, it is particularly important that a Plan fiduciary (and each fiduciary of a governmental or church plan subject to rules similar to those imposed on plans subject to ERISA) and other persons considering purchasing Securities on behalf of, or with Plan Assets of, any Plan consult their tax and/or legal advisers regarding the availability, if any, of exemptive relief from any potential prohibited transaction and other fiduciary issues and potential consequences related to the acquisition of Securities.

SELLING SECURITYHOLDERS

Series 1 Notes

        We are registering a total of $14,000,000 Series 1 Notes and 8,542,698 shares of Common Stock issuable upon or in connection with the conversion of the Series 1 Notes on behalf of the selling securityholders named in the table below. The Series 1 Notes were issued on February 2, 2004 pursuant to an indenture between Penn Treaty and Wells Fargo Bank Minnesota, N.A., as trustee, in a private placement transaction. We undertook to register the Series 1 Notes and the Common Stock in the offering memorandum pursuant to which the Series 1 Notes were offered.

        We are registering all of the Series 1 Notes and the related shares of Common Stock covered by this prospectus on behalf of the selling securityholders. We are registering the Series 1 Notes and the related shares of Common Stock to permit the selling securityholders and their pledgees, donees, transferees or other successors-in-interest that receive Series 1 Notes or shares of Common Stock from the selling securityholders as a gift, partnership distribution or another non-sale related transfer after the date of this prospectus to resell the Series 1 Notes or shares of Common Stock when they deem appropriate.

        The table below sets forth, as of September 30, 2004, the amount and percentage of Series 1 Notes and the number and percentage of shares of Common Stock that each selling securityholder beneficially owns. We have prepared the table based upon information furnished to us by or on behalf of the selling securityholders. Based on the information provided to us by the selling securityholders, none of the selling securityholders beneficially owns any Series 1 Notes or shares of Common Stock other than as listed below.

        The selling securityholders confirmed at the time they acquired the Series 1 Notes listed below that they were acquiring the Series 1 Notes for investment purposes only and not with a view toward resale, and acknowledged the existence of restrictions on resale applicable to the Series 1 Notes and the related shares of Common Stock. The offering relates only to the sale of Series 1 Notes or related shares of Common Stock held or to be held by the selling securityholders named in the table below. Since the date on which the selling securityholders provided us with the information below, they may have sold, transferred or otherwise disposed of some or all of their Series 1 Notes or shares of Common Stock in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

	Principal Amount of 6 1/4% Convertible Subordinated Notes due 2008 Owned Prior to the Offering	Principal Amount of Series 1 Notes Owned Prior to the Offering and Offered Hereby	Percent of 6 1/4% Convertible Subordinated Notes due 2008 Owned After the Offering(1)	Shares of Common Stock Beneficially Owned Prior to the Offering(2)		Shares of Common Stock Offered Hereby	Percent of Common Stock Beneficially Owned After the Offering(1)
Broadfield Capital LP.	$400,000	$300,000	*	419,077	(3)	183,057	*
East Hudson Inc.	146,000	100,000	*	89,087		61,018	*
Elkhorn Partners, LP.	4,165,000	600,000	4.4%	3,431,956	(4)	366,116	7.1%
JMG Capital Partners LP.	1,775,000	500,000	1.6%	1,083,092		305,096	1.9%
JMG Triton Offshore Fund, Ltd.	1,775,000	500,000	1.6%	1,083,092		305,096	1.9%
LC Capital Master Fund, Ltd.	11,094,000	4,000,000	8.8%	6,794,187	(5)	2,440,774	9.7%
Libertyview Funds LP.	210,000	210,000	--	128,140		128,140	--
Libertyview Special Opportunities Fund
LP.	490,000	490,000	--	298,994		298,994	--
Pandora Select Partners LP.	3,120,001	500,000	3.2%	1,905,820	(6)	305,096	3.8%
Perseus Capital Appreciation Fund LP.	3,000,000	3,000,000	--	1,830,580		1,830,580	--
The Conus Fund LP.	1,003,000	676,000	*	612,023		412,490	*
The Conus Fund Offshore LTD	173,000	119,000	*	105,563		72,613	*
The Conus Fund QP LP.	178,000	105,000	*	108,614		64,070	*
Whitebox Convertible Arbitrage
Partners, LP.	4,400,000	1,300,000	3.8%	2,684,851		793,251	4.4%
Whitebox Diversified Convertible
Arbitrage Partners LP.	600,000	100,000	*	366,116		61,018	*
Whitebox Hedged High Yield Partners LP.	4,500,000	1,500,000	3.7%	2,745,870		915,289	4.3%

TOTAL	$37,029,001	$14,000,000	28.5%	23,687,062	(7)	8,542,698	27.7%

*	Less than 1%.
(1)	Percentage ownership is based on $80,686,000 in aggregate principal amount of 6 1/4% Convertible Subordinated Notes dues 2008 and 40,706,019 shares of Common Stock outstanding on September 30, 2004 and assumes all Series 1 Notes or shares of Common Stock that may be offered hereunder are sold. Shares of Common Stock issuable upon or in connection with conversion of a holder’s Series 1 Notes are deemed outstanding in computing the percentage beneficially owned by such holder but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person.
(2)	Assumes conversion of all of the holder’s 6 1/4% Convertible Subordinated Notes due 2007 at a conversion price of $1.75 per share of common stock on September 30, 2004, and includes, for each holder, shares of common stock representing the maximum additional shares of common stock that could have been issued, at the option of Penn Treaty, as payment of discounted interest if such holder’s 6 1/4% Convertible Subordinated Notes due 2007 were converted on September 30, 2004.
(3)	Includes 175,000 outstanding shares of Common Stock.
(4)	Includes 890,500 outstanding shares of Common Stock.
(5)	Includes 24,700 outstanding shares of Common Stock.
(6)	Includes 2,017 outstanding shares of Common Stock.
(7)	Includes 1,092,217 outstanding shares of Common Stock.

Series 2 Notes

        We are registering a total of $2,000,000 Series 2 Notes and 1,220,384 shares of Common Stock issuable upon or in connection with the conversion of the Series 2 Notes on behalf of the selling securityholders named in the table below. The Series 2 Notes were issued on February 19, 2004 pursuant to an indenture between Penn Treaty and Wells Fargo Bank Minnesota, N.A., as trustee, in a private placement transaction. We undertook to register the Series 2 Notes and the Common Stock in the offering circular pursuant to which the Series 2 Notes were offered.

        We are registering all of the Series 2 Notes and the related shares of Common Stock covered by this prospectus on behalf of the selling securityholders. We are registering the Series 2 Notes and the related shares of Common Stock to permit the selling securityholders and their pledgees, donees, transferees or other successors-in-interest that receive Series 2 Notes or shares of Common Stock from the selling securityholders as a gift, partnership distribution or another non-sale related transfer after the date of this prospectus to resell the Series 2 Notes or shares of Common Stock when they deem appropriate.

        The table below sets forth, as of September 30, 2004, the amount and percentage of Series 2 Notes and the number and percentage of shares of Common Stock that each selling securityholder beneficially owns. We have prepared the table based upon information furnished to us by or on behalf of the selling securityholders. Based on the information provided to us by the selling securityholders, none of the selling securityholders beneficially owns any Series 2 Notes other than as listed below.

        The selling securityholders confirmed at the time they acquired the Series 2 Notes listed below that they were acquiring the Series 2 Notes for investment purposes only and not with a view toward resale, and acknowledged the existence of restrictions on resale applicable to the Series 2 Notes and the related shares of Common Stock. The offering relates only to the sale of Series 2 Notes or related shares of Common Stock held or to be held by the selling securityholders named in the following table. Since the date on which the selling securityholders provided us with the information below, they may have sold, transferred or otherwise disposed of some or all of their Series 2 Notes or shares of Common Stock in transactions exempt from the registration requirements of the Securities Act.

	Principal Amount of 6 1/4% Convertible Subordinated Notes due 2008 Owned Prior to the Offering	Principal Amount of Series 2 Notes Owned Prior to the Offering and Offered Hereby	Percent of 6 1/4% Convertible Subordinated Notes due 2008 Owned After the Offering (1)	Shares of Common Stock Beneficially Owned Prior to the Offering (2)	Shares of Common Stock Offered Hereby	Percent of Common Stock Beneficially Owned After the Offering(1)
Riggs Qualified Partners	$1,000,000	$1,000,000	--	610,193	610,193	--
Whitebox Convertible Arbitrage Partners
LP.	4,400,000	900,000	4.3%	2,684,851	549,173	5.0%
Whitebox Diversified Convertible
Arbitrage Partners, LP.	600,000	100,000	*	366,116	61,018	*

TOTAL	6,000,000	$2,000,000	5.0%	3,661,160	1,220,384	5.7%

*	Less than 1%.

(1)	Percentage ownership is based on $80,686,000 in aggregate principal amount of 6 1/4% Convertible Subordinated Notes due 2008 and 40,706,019 shares of Common Stock outstanding on September 30, 2004 and assumes all Series 2 Notes or shares of common stock that may be offered hereunder are sold. Shares of Common Stock issuable upon or in connection with conversion of a holder’s Series 2 Notes are deemed outstanding in computing the percentage beneficially owned by such holder but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person.

(2)	Assumes conversion of all of the holder’s 6 1/4% Convertible Subordinated Notes due 2007 at a conversion price of $1.75 per share of common stock on September 30, 2004, and includes, for each holder, shares of common stock representing the maximum additional shares of common stock that could have been issued, at the option of Penn Treaty, as payment of discounted interest if such holder’s 6 1/4% Convertible Subordinated Notes due 2007 were converted on September 30, 2004.

Common Stock

        We are registering a total of 100,000 shares of common stock on behalf of the selling securityholders named in the table below. The shares of common stock were issued on May 8, 2003 and May 28, 2004 in private placement transactions.

        We are registering the shares of common stock to permit the selling securityholders and their pledgees, donees, transferees or other successors-in-interest that receive common stock from the selling securityholders as a gift, partnership distribution or another non-sale related transfer after the date of this prospectus to resell the common stock when they deem appropriate.

        The table below sets forth, as of September 30, 2004, the number and percentage of shares of Common Stock that each selling securityholder beneficially owns. We have prepared the table based upon information furnished to us by or on behalf of the selling securityholders. Based on the information provided to us by the selling securityholders, none of the selling securityholders beneficially owns any Common Stock other than as listed below.

        The selling securityholders confirmed at the time they acquired the shares of common stock listed below that they were acquiring the shares of Common Stock for investment purposes only and not with a view toward resale, and acknowledged the existence of restrictions on resale applicable to these shares of Common Stock. The offering relates only to the sale of shares of Common Stock held by the selling securityholders named in the table below. Since the date on which the selling securityholders provided us with the information below, they may have sold, transferred or otherwise disposed of some or all of their shares of Common Stock in transactions exempt from the registration requirements of the Securities Act.

	Number of Shares Owned Prior	Number of Shares Being	Shares Owned After the Offering (1)
Name	to the Offering	Offered	Number	Percent
Robert Fisk	84,600	84,600	0	-
Kevin Hamilton	6,700	6,700	0	-
Sean McDermott	6,700	6,700	0	-
Bernadette Pucillo	2,000	2,000	0	-

TOTAL	100,000	100,000	0	-

*	Less than 1%.
(1)	Assumes all the shares of common stock that may be offered hereunder are sold.

        The selling securityholders are affiliated with Philadelphia Brokerage Corporation. Philadelphia Brokerage Corporation acted as a placement agent in the private placement we completed in March 2002, the public offering we completed in March 2003 and the private placements we completed in February 2004 and received commissions for its services. In addition, we have retained Philadelphia Brokerage Corporation to provide us with certain professional services. As compensation for such services, Philadelphia Brokerage Corporation receives $5,000 a month and has received 300,000 shares of our common stock, 100,000 of which are covered by this prospectus.

        The information regarding the selling securityholders may change from time to time. If required, we will set forth these changes in one or more prospectus supplements.

PLAN OF DISTRIBUTION

        We are registering the Notes and the shares of Common Stock on behalf of the selling securityholders. As used herein, "selling securityholders" includes donees, pledgees, transferees or other successors-in-interest selling Notes or shares of Common Stock received after the date of this prospectus from a named selling securityholder as a gift, pledge, partnership distribution or other non-sale related transfer. All costs, expenses and fees in connection with the registration of the Notes and the shares of Common Stock offered hereby will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of Notes or shares of Common Stock will be borne by the selling securityholders. Sales of Notes or shares of Common Stock may be effected by selling securityholders from time to time in one or more types of transactions (which may include block transactions) on the New York Stock Exchange, in the over-the-counter market, in negotiated transactions, through put or call options transactions, through short sales or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling securityholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of Notes or shares of Common Stock by the selling securityholders. Any such arrangements with broker-dealers entered into subsequent to the effective date of the registration statement of which this prospectus is a part will be disclosed in a supplement to this prospectus.

        The selling securityholders may effect such transactions by selling Notes or shares of Common Stock directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling securityholders and/or the purchasers of Notes or shares of Common Stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

        The selling securityholders and any broker-dealers that act in connection with the sale of Notes or shares of Common Stock might be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the Notes or the shares of Common Stock sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Notes or the shares of Common Stock against certain liabilities, including liabilities arising under the Securities Act.

        Because selling securityholders may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act, the selling securityholders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the New York Stock Exchange pursuant to Rule 153 under the Securities Act. We have informed the selling securityholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

        Selling securityholders also may resell all or a portion of the Notes or the shares of Common Stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

        Upon our being notified by a selling securityholder that any material arrangement has been entered into with a broker-dealer for the sale of Notes or shares of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Act, disclosing (i) the name of each such selling shareholder and of the participating broker-dealer(s), (ii) the amount of Notes or the number of shares of Common Stock involved, (iii) the price at which such Notes or shares of Common Stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction. In addition, upon our being notified by a selling securityholder that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares, a supplement to this prospectus will be filed.

LEGAL MATTERS

        Ballard Spahr Andrews & Ingersoll, LLP, Philadelphia, Pennsylvania will pass upon the validity of the Notes and the shares of Common Stock.

EXPERTS

        The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Exchange Act and, in accordance with these requirements, we file reports, proxy statements and other information relating to our business, financial condition and other matters with the SEC. We are required to disclose in such reports certain information, as of particular dates, concerning our operating results and financial condition, officers and directors, principal holders of securities, any material interests of such persons in transactions with us and other matters. Reports, proxy statements and other information filed by us can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices. Information on the operation of the public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330.

        The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants like us that file electronically with the SEC. The address of such site is: http://www.sec.gov. Reports, proxy statements and other information concerning our business may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. This information may also be obtained from us as described below.

INCORPORATION OF INFORMATION WE FILE WITH THE SEC

        The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed:

o	Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

o	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2004 and June 30, 2004;

o	Proxy Statement for the 2004 Annual Meeting of Shareholders; and

o	The description of our common stock contained in our Registration Statement on Form 8-A, including any amendments or reports filed for the purpose of updating such description.

        You may request a copy of these filings, at no cost, by writing to or telephoning us at the address and telephone number below. However, we will not provide copies of the exhibits to these filings unless we specifically incorporated by reference the exhibits in these filings.

Penn Treaty American Corporation
Attention: Mark D. Cloutier
Senior Vice President and Chief Financial Officer
3440 Lehigh Street
Allentown, PA 18103
(610) 965-2222

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution.

        The following table sets forth the amounts of expenses attributed to the issuance of the securities offered pursuant to this registration statement, which shall be borne by us. All of the expenses listed below, except the SEC registration fee, represent estimates only.

Estimated

SEC registration fee	$2,046
Printing and engraving expenses	0
Accounting fees and expenses	5,000
Legal fees and expenses	35,000
Miscellaneous fees and expenses	7,954
Total	$50,000

Item 15.    Indemnification of Directors and Officers.

        Sections 1741 to 1750 of the Pennsylvania Business Corporation Law of 1988, as amended, permit indemnification of directors, officers, employees and agents of a corporation under certain conditions and subject to certain limitations.

        Under the provisions of our Amended and Restated Bylaws, as amended, each person who is or was a director, officer, employee or agent of us shall be indemnified by us against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding (other than an action by or in right of us) if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceedings by judgment, order, settlement, conviction, or upon a plea of nolo contendre or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

        In connection with the defense or settlement of a suit brought by or in the right of us, our bylaws provide that each person who is or was a director, officer, employee or agent of us shall be indemnified only against expenses including attorney’s fees incurred in the defense or settlement of such suit if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interest except that if such a person is adjudged to be liable in such a suit for negligence or misconduct in the performance of his or her duty to us, he or she cannot be indemnified unless the Court of Common Pleas of the county in which our registered office is located or any other court in which such action or suit was brought determines that he or she is fairly and reasonably entitled to indemnity for such expenses.

        Under the provisions of our bylaws, our directors shall have no personal liability to us or our shareholders for monetary damages for any action taken unless they have breached their duty of good faith or duty of loyalty or failed to perform the duties of their offices and/or their breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

        Our bylaws provide that expenses incurred by an officer, director, employee or agent of us in defending a civil or criminal action, suit or proceeding may be paid by us in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by us.

        In addition, to the extent that an officer, director, employee or agent of us is successful on the merits or otherwise in defense of any action, suit or proceeding brought against him or her by reason of the fact that he or she is our director, officer, employee or agent, our bylaws provide that he or she shall be indemnified against expenses, including attorneys’ fees actually and reasonably incurred in connection therewith.

        We maintain director and officer insurance with respect to those claims described above in customary amounts.

        The foregoing summaries are necessarily subject to the complete text of the relevant document or statute.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit Number	Description

4.1	Form of Common Stock Certificate (Incorporated by reference to Exhibit 4.1 to Penn Treaty's Registration Statement on Form S-1 (File No. 033-92690) filed on May 12, 1987).

4.2	Indenture, dated as of February 2, 2004, between Penn Treaty American Corporation and Wells Fargo Bank Minnesota, N.A. (incorporated by reference to Exhibit 4.6 to Penn Treaty's Annual Report on Form 10-K (File No. 001-14681) for the year ended December 31, 2003).

4.3	Indenture, dated as of February 19, 2004, between Penn Treaty American Corporation and Wells Fargo Bank Minnesota, N.A (incorporated by reference to Exhibit 4.7 to Penn Treaty’s Annual Report on Form 10-K (File No. 001-14681) for the year ended December 31, 2003).

4.4	Restated and Amended Articles of Incorporation (incorporated by reference to Exhibit 3.1 to Penn Treaty's Registration Statement on Form S-1 (File No. 033-92690) filed on May 24, 1995).

4.5	Amendment to Restated and Amended Articles of Incorporation (incorporated by reference to Exhibit 3.1(b) to Penn Treaty’s Registration Statement on Form S-3 (File No. 333-22125) filed on February 20, 1997).

4.6	Amendment to Restated and Amended Articles of Incorporation (incorporated by reference to Exhibit 3.1 to Penn Treaty's Quarterly Report on Form 10-Q (File No. 001-14681) for the quarter ended June 30, 2001).

4.7	Amendment to Restated and Amended Articles of Incorporation (incorporated by reference to Exhibit 3.1b to Penn Treaty's Annual Report on Form 10-K (File No. 001-14681) for the year ended December 31, 2002).

4.8	Amended and Restated Bylaws, as amended (incorporated by reference to Exhibit 3.2 to Penn Treaty's Registration Statement on Form S-3 (File No. 333-22125) filed on February 20, 1997).

5.1	Opinion of Ballard Spahr Andrews & Ingersoll, LLP.

12.1	Statement re: Computation of Ratio of Earnings to Fixed Charges (filed herewith).

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

25.1	Form of Statement of Eligibility of Trustee (filed herewith).

Item 17. Undertakings.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or control person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         We undertake:

    (1)        To file, during any period in which any offers or sales are being made, a post-effective amendment to the registration statement:

    (i)        To include any prospectus required by Section 10(a)(3) of the Securities Act;

    (ii)        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and/or

    (iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

    (2)        That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Allentown, Commonwealth of Pennsylvania, on October 26, 2004.

PENN TREATY AMERICAN CORPORATION
By: /s/William W. Hunt, Jr. William W. Hunt, Jr. President and Chief Executive Officer

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gary E. Hindes and William W. Hunt, Jr., and each or any one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any registration statement relating to any offering made pursuant to this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ William W. Hunt, Jr. William W. Hunt, Jr.	President, Chief Executive Officer and Director (principal executive officer)	October 26, 2004
/s/ Mark D. Cloutier Mark D. Cloutier	Senior Vice President and Chief Financial Officer (principal financial officer)	October 26, 2004
/s/ Brian L. Duncan Brian L. Duncan	Vice President and Controller (principal accounting officer)	October 26, 2004

/s/ Gary E. Hindes Gary E. Hindes	Chairman of the Board	October 26, 2004
__________ Irving Levit	Director	October __, 2004
/s/ Alexander M. Clark Alexander M. Clark	Director	October 26, 2004

/s/ Patrick E. Falconio Patrick E. Falconio	Director	October 26, 2004
/s/ Francis R. Grebe Francis R. Grebe	Director	October 26, 2004
_________________ Matthew W. Kaplan	Director	October __, 2004
/s/Peter M. Ross Peter M. Ross	Director	October 26, 2004
______________________ Domenic P. Stangherlin	Director	October __, 2004

EXHIBIT INDEX

Exhibit No.	Exhibit

4.1	Form of Common Stock Certificate (Incorporated by reference to Exhibit 4.1 to Penn Treaty's Registration Statement on Form S-1 (File No. 033-92690) filed on May 12, 1987).

4.2	Indenture, dated as of February 2, 2004, between Penn Treaty American Corporation and Wells Fargo Bank Minnesota, N.A (incorporated by reference to Exhibit 4.6 to Penn Treaty’s Annual Report on Form 10-K (File No. 001-14681) for the year ended December 31, 2003).

4.3	Indenture, dated as of February 19, 2004, between Penn Treaty American Corporation and Wells Fargo Bank Minnesota, N.A (incorporated by reference to Exhibit 4.7 to Penn Treaty’s Annual Report on Form 10-K (File No. 001-14681) for the year ended December 31, 2003).

4.4	Restated and Amended Articles of Incorporation (incorporated by reference to Exhibit 3.1 to Penn Treaty's Registration Statement on Form S-1 (File No. 033-92690) filed on May 24, 1995).

4.5	Amendment to Restated and Amended Articles of Incorporation (incorporated by reference to Exhibit 3.1(b) to Penn Treaty’s Registration Statement on Form S-3 (File No. 333-22125) filed on February 20, 1997).

4.6	Amendment to Restated and Amended Articles of Incorporation (incorporated by reference to Exhibit 3.1 to Penn Treaty's Quarterly Report on Form 10-Q (File No. 001-14681) for the quarter ended June 30, 2001).

4.7	Amendment to Restated and Amended Articles of Incorporation (incorporated by reference to Exhibit 3.1b to Penn Treaty's Annual Report on Form 10-K (File No. 001-14681) for the year ended December 31, 2002).

4.8	Amended and Restated Bylaws, as amended (incorporated by reference to Exhibit 3.2 to Penn Treaty's Registration Statement on Form S-3 (File No. 333-22125) filed on February 20, 1997).

5.1	Opinion of Ballard Spahr Andrews & Ingersoll, LLP (filed herewith).

12.1	Statement re: Computation of Ratio of Earnings to Fixed Charges (filed herewith).

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

25.1	Form of Statement of Eligibility of Trustee (filed herewith).